The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-111563

PRELIMINARY PROSPECTUS SUPPLEMENT     Subject to Completion    February 25, 2004
--------------------------------------------------------------------------------

(To Prospectus dated January 15, 2004)
7,000,000 SHARES

(APHTON CORPORATION LOGO)
APHTON CORPORATION

COMMON STOCK
--------------------------------------------------------------------------------

We are offering all of the 7,000,000 shares of common stock offered by this prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol "APHT." On February 24, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $7.30 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD CAREFULLY READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE         TOTAL
-------------------------------------------------------------------------------------
Public offering price                                        $             $
-------------------------------------------------------------------------------------
Underwriting discounts and commissions                       $             $
-------------------------------------------------------------------------------------
Proceeds, before expenses, to us                             $             $
-------------------------------------------------------------------------------------

The underwriters may also purchase from us up to an additional 1,050,000 shares of our common stock at the public offering price less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

The underwriters are offering the shares of our common stock as described in
"Underwriting." Delivery of the shares will be made on or about March   , 2004.
                           Sole Book-Running Manager

                              UBS INVESTMENT BANK
                               ------------------

                             HARRIS NESBITT GERARD

--------------------------------------------------------------------------------

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement nor the sale of shares of common stock means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. These documents do not constitute an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstance under which the offer or solicitation is unlawful.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
Prospectus supplement summary.........   S-1
Risk factors..........................   S-8
Forward-looking statements............  S-21
Use of proceeds.......................  S-22
Price range of common stock...........  S-23
Dividend policy.......................  S-23
Capitalization........................  S-24
Dilution..............................  S-25
Management............................  S-26
Underwriting..........................  S-28
Incorporation of documents by
  reference...........................  S-30
Legal Matters.........................  S-30
PROSPECTUS
Summary...............................     1
Risk factors..........................     4
Forward-looking statements............    14
Use of proceeds.......................    14
Plan of distribution..................    15
Legal matters.........................    16
Experts...............................    16
Where you can get more information....    16
Incorporation of documents by
  reference...........................    17

--------------------------------------------------------------------------------

The terms "Aphton," "the company," "we," "our" and "us" refer to Aphton Corporation. Our website is located at www.aphton.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus supplement.

Prospectus supplement summary

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the "Risk factors" section, and the information incorporated by reference, before making an investment decision.

BUSINESS OVERVIEW

We are a biopharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and gastrointestinal disease. Our research and development efforts are based on our proprietary active immunization and monoclonal antibody technologies. Our technologies are based on key discoveries made by us as well as our deep understanding of the central role of gastrin, a naturally occurring hormone, and gastrin receptors. It is well documented in scientific literature that gastrin and gastrin receptors are critical to the onset, development, growth and spread of adenocarcinomas of the gastrointestinal system, including those found in the esophagus, stomach, pancreas, liver and throughout the colon and rectum.

Our lead product candidate is an immunotherapeutic called G17DT. We have completed one Phase III clinical trial and we are in a second Phase III clinical trial for the treatment of pancreatic cancer with G17DT. We also recently completed testing of G17DT in one Phase II clinical trial for the treatment of gastric cancer and one Phase II clinical trial for the treatment of colorectal cancer. On October 30, 2003, we announced positive results from our Phase III randomized, double-blinded, placebo-controlled clinical trial of G17DT as monotherapy in patients with pancreatic cancer. Treatment with G17DT resulted in a median survival of 151 days, compared with 83 days for patients treated with placebo. We have generated additional positive data in multiple human clinical trials using G17DT. In our studies to date, virtually no systemic toxicity has been observed. By comparison, currently approved drugs for the treatment of gastric, pancreatic and colorectal cancers have significant side effects. We believe that our human data and the safety profile of G17DT support the broad applicability and corresponding commercial potential for this therapy in gastrointestinal cancer.

GASTROINTESTINAL CANCER MARKET OVERVIEW

The American Cancer Society (ACS) estimates that there will be approximately 32,000 new cases of pancreatic cancer in the US in 2004. The ACS also estimates an almost equal number of deaths from pancreatic cancer, making this disease the fourth largest cause of cancer mortality in the US. In addition, it is estimated that in 2004 approximately 83,000 new cases of pancreatic cancer will be diagnosed in the seven major markets of the US, Japan, France, Germany, Italy, Spain and the United Kingdom. The great majority of these patients have advanced disease at the time of diagnosis and are considered incurable, with a very short survival time. Surgery, when possible, and chemotherapy are the primary treatment options currently available, but have shown only limited benefit.

According to the ACS, there will be approximately 37,000 new cases of esophageal and gastric cancer, with approximately 25,000 deaths in the US projected from these cancers in 2004. The ACS also estimates that there will be approximately 166,000 new cases of liver and colorectal cancer, with approximately 71,000 deaths in the US projected from these cancers in 2004.

ANTI-GASTRIN THERAPY

Our primary approach for the treatment of gastrointestinal cancers is to eliminate or significantly reduce levels of gastrin. In the normal physiological state, the gastrin family of hormones regulates the secretion of acid in the stomach, which aids in digestion. However, it is well documented in scientific literature that gastrin 17 is a central growth factor, or initiating signal, for cell growth, cell proliferation and metastasis, or spread, in pancreatic, gastric, colorectal and other gastrointestinal


--------------------------------------------------------------------------------
cancers. The signaling cascade is triggered by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases on tumor cell surfaces of gastrointestinal cancers.

We have shown that neutralizing gastrin 17 inhibits cell growth, proliferation and metastasis, leading to programmed cell death (apoptosis) and reduction of tumor growth. Consequently, by inhibiting gastrin, our product G17DT is designed to reduce tumor growth and extend survival rates of patients with gastrointestinal cancers. In addition, G17DT neutralizes glycine-extended gastrin 17, a mutant form of gastrin that is produced by tumor cells, and has been shown to further fuel the growth of gastrointestinal cancers.

G17DT consists of a synthetic gastrin-like peptide linked to diphtheria toxoid
(DT). DT contains the structures (epitopes) that elicit an immune response in the patient. When patients are injected with G17DT it causes them to create antibodies that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to cancer cells and initiate the signals that cause cancer cell growth and metastasis.

G17DT is placed in a slow-release suspension, or delivery vehicle. This combination is designed to achieve four objectives: 1) a high antibody response;
2) a durable antibody response; 3) limited systemic toxicity; and 4) long-term stability, or shelf-life. In our clinical trials, G17DT is administered by injection, with booster shots at approximately three to six-month intervals.

G17DT CLINICAL TRIALS

We currently have, in various stages, clinical trials testing G17DT in the treatment of various gastrointestinal cancers and non-cancer diseases. Given G17DT's safety profile and mechanism of action, we believe this therapy could be used as a monotherapy or in combination with chemotherapy to treat various gastrointestinal cancers. Our clinical trials are investigating G17DT in both settings.

PANCREATIC CANCER CLINICAL TRIALS
We have completed one and initiated a second randomized, controlled clinical trial in patients with advanced pancreatic cancer. On October 30, 2003, we announced positive results from our Phase III randomized, double-blinded, placebo-controlled clinical trial of G17DT as monotherapy in patients with pancreatic cancer. The Phase III trial enrolled a total of 154 treatment-naive patients with advanced pancreatic cancer from 22 sites in Europe. Patients were randomly assigned to one of two arms -- one arm received G17DT alone, the other arm received placebo. Results from this clinical trial indicate that G17DT prolongs the expected survival of patients with pancreatic cancer. Specifically, treatment with G17DT resulted in a median survival of 151 days, compared with 83 days for patients treated with placebo (p=0.030, log rank). Importantly, patients who generated anti-G17 antibodies (G17 responders) lived significantly longer than patients who did not generate anti-G17 antibodies (G17 non-responders) or patients who received placebo. Analysis of the results showed that G17 responders had a median survival of 176 days compared to 63 days for G17 non-responders and to 83 days for the placebo group.

Additionally, results from this clinical trial indicate that treatment with G17DT is safe and well tolerated. We believe the results from this trial demonstrate that G17DT could potentially provide a safe and effective alternative for the significant number of patients worldwide that have pancreatic cancer and who either cannot tolerate or refuse to take chemotherapy.

We are currently conducting a second Phase III clinical trial for advanced pancreatic cancer patients. The trial is a randomized double-blinded, clinical trial in the US and foreign countries. Patients are being randomly assigned to one of two arms -- one arm is receiving G17DT in combination with the chemotherapeutic gemcitabine, the other arm is receiving gemcitabine plus placebo. Gemcitabine is the standard of care for patients with metastatic pancreatic cancer. The trial has enrolled approximately 400 patients with a primary endpoint of overall survival. Data from this trial is expected in the second half of 2004. If the results from this clinical trial are favorable we believe that we could use both pancreatic cancer studies in seeking approval of G17DT for the treatment of patients with pancreatic cancer.


--------------------------------------------------------------------------------

GASTRIC CANCER CLINICAL TRIAL
We have conducted one Phase II single-arm clinical trial with G17DT in combination with the chemotherapeutics cisplatin and 5-FU in patients with advanced gastric cancer. On February 5, 2004, we announced positive results from this clinical trial. The clinical trial enrolled a total of 103 chemotherapy-naive patients with advanced gastric cancer from 42 sites in the US and Europe. Patients received G17DT in combination with cisplatin and 5-FU. The median survival for all patients treated with the drug combination was 8.9 months. G17 responders had a median survival of 10.0 months compared with 3.3 months for the G17 non-responders. Additionally, data from this clinical trial indicates that G17DT is safe and well tolerated. We believe the results from this trial demonstrate that G17DT could provide a safe and effective addition to the standard of care, cisplatin and 5-FU, for patients with gastric cancer.

OTHER CLINICAL TRIALS
We have concluded a Phase II clinical trial with G17DT in combination with the chemotherapeutic irinotecan in patients with irinotecan-refractory colorectal cancer. We are no longer recruiting patients for this trial but are collecting and analyzing the data, which we expect to release in the second half of 2004. In Europe, we initiated a Phase II trial with G17DT for gastroesophageal reflux disease (GERD), or "severe heart burn" patients. However, we are not currently recruiting patients, pending funding.

STRATEGIC ALLIANCES

In 1997 we entered into a strategic alliance with Aventis Pasteur for products that treat gastrointestinal and other cancers, in North America and Europe. As part of this alliance, but independent of our Co-Promotion Agreement and License, Aventis Pasteur has agreed to a stand-alone long-term supply agreement with us for Diphtheria Toxoid, a key material used in the development and manufacture of several of our therapeutic vaccines. In addition, under the terms of our strategic alliance, if and when our anti-gastrin product is approved for sale, Aventis would be responsible for funding and conducting the promotion, advertisement, marketing, distribution and sales of this product in North America and Europe. Aventis will pay us based on a profit sharing schedule tied to the amount of net sales and net profits whereby we would receive a royalty at all times in excess of 50% of the net profit resulting from such sales.

In 1998, we entered into a strategic alliance with GlaxoSmithKline for products that treat reproductive system cancers and non-cancer diseases, worldwide. The product candidates in this alliance are GnRH Pharmaccine and monoclonal antibodies targeted against selected tumor surface proteins. GnRH Pharmaccine is very similar to G17DT except the target is GnRH, which plays a role in the growth and spread of reproductive cancers. We are currently completing a Phase II testing of GnRH Pharmaccine in hormone refractory prostate cancer patients. Aphton and GlaxoSmithKline are currently assessing the data and determining the ultimate direction the program should take. GlaxoSmithKline is responsible for the funding and execution of Phase III clinical trials, regulatory approvals, world-wide marketing and distribution of GnRH Pharmaccine.

OUR STRATEGY

The principal elements of our strategy are to:

DEVELOP AND SUCCESSFULLY COMMERCIALIZE G17DT
We are seeking to develop and globally commercialize G17DT for pancreatic cancer, gastric cancer, colorectal cancer and other indications. We believe that clinical trial data suggest G17DT may be an effective and safe treatment. Accordingly, we anticipate continuing to make focused investments in G17DT.

LICENSE G17DT IN NON-AVENTIS TERRITORIES AND INDICATIONS
We intend to license, in return for royalties, up-front fees and milestone payments: 1) G17DT to treat human cancers in markets worldwide outside of North America and Europe, especially in Japan, with


--------------------------------------------------------------------------------
a focus there on gastric cancer therapy; and 2) G17DT for non-cancer therapy, to treat GERD, worldwide.

BUILD A DIVERSE PORTFOLIO OF GASTROINTESTINAL AND ONCOLOGY CANDIDATES
In addition to our internal drug discovery efforts, we intend to expand our product candidate pipeline by identifying, evaluating and acquiring rights to potential products and technologies developed by third parties that we believe fit within our overall pipeline strategy. We intend to aggressively in-license or acquire complementary products or technologies that target gastrointestinal and oncological indications. We also intend to continue to explore strategic partnerships and acquisitions that will facilitate our development or commercialization efforts.

ADVANCE OUR STRONG PORTFOLIO OF IN-HOUSE PRODUCT CANDIDATES
We have a strong pipeline of product candidates in various stages of preclinical development, including monoclonal antibodies. We plan to further develop these product candidates through a combination of internal efforts and collaborations. We plan on entering into corporate collaborations and securing additional academic partners to assist us. We believe this strategy increases the likelihood that we will successfully develop commercially viable pharmaceutical products.

LEVERAGE OUR CORE COMPETENCIES
We believe that we have significant expertise in active immunization technology and monoclonal antibody technology, which we have used to establish a strong platform in gastrin-related diseases. We intend to leverage our competencies toward the goal of registering and commercializing G17DT for the treatment of these diseases.

RECENT DEVELOPMENTS

On February 25, 2004, we filed with the Securities and Exchange Commission amended Quarterly Reports on Form 10-Q/A restating our financial statements as of June 30, 2003 and September 30, 2003 and for the three and six months ended June 30, 2003 and the three and nine months ended September 30, 2003. The interim financial statements contained in the amended reports reclassified certain items on our balance sheet to reflect a recalculation of the value of the beneficial conversion feature (BCF) attributable to our issuance of $20.0 million convertible debentures. The reclassification was a non-cash event and had no impact on the amount owed to the holders of the convertible notes or the due date of the notes. It had no impact on our cash position or burn rate. We previously recorded a discount to the convertible notes, and a corresponding entry to additional paid in capital, in accordance with the Emerging Issues Task Force (EITF) No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." The beneficial conversion feature represents the nondetachable conversion feature that is in-the-money at the commitment date, and is valued by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid in capital.

At June 30, 2003 and September 30, 2003, the value of the discount assigned to the convertible debentures decreased by $5.3 million and $4.7 million, respectively. The value of the discount changed from $18.1 million, as previously reported, to $12.7 million for the quarter ended June 30, 2003 and from $17.2 million, as previously reported, to $12.5 million for the quarter ended September 30, 2003. Consequently, the carrying value of the convertible debentures reflected on our balance sheet was equally adjusted from $4.9 million, as previously reported, to $10.3 million for the quarter ended June 30, 2003 and from $5.8 million, as previously reported, to $10.5 million for the quarter ended September 30, 2003. After corresponding adjustments were made, total stockholders' equity (deficit) at June 30, 2003 and September 30, 2003 was $(10.1) million and $4.2 million, respectively. Amortization expense related to the discount, and correspondingly our net loss for the quarters ended June 30, 2003 and September 30, 2003, was reduced by $0.3 million and $0.6 million, respectively, as compared to amounts previously reported. Investors are referred to our Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2003 and September 30, 2003 incorporated by reference in this prospectus supplement.


--------------------------------------------------------------------------------

Our preliminary unaudited operating results for the year ended December 31, 2003 were as follows: Assets at December 31, 2003 consisted of $19 million in cash, $7 million in supplies receivable due from Aventis, one of our strategic partners, and other assets of less than $1 million. Liabilities consisted of $6 million in current liabilities, of which $3 million was due to Aventis, $11 million in convertible debentures net of a discount of $12 million and $10 million in deferred revenue relating to the Aventis alliance. Net stockholders' equity was zero at December 31, 2003. During the year ended December 31, 2003 we had no operating revenues and sustained a net loss of approximately $26 million or $1.01 per weighted share outstanding on a basic and fully diluted basis.

On February 5, 2004, we announced positive results from our Phase II single-arm clinical trial with G17DT in combination with the chemotherapeutics cisplatin and 5-FU in patients with advanced gastric cancer. The clinical trial enrolled a total of 103 chemotherapy-naive patients with advanced gastric cancer from 42 sites in the US and Europe. Patients received G17DT in combination with cisplatin and 5-FU. The median survival for all patients treated with the drug combination was 8.9 months. G17 responders had a median survival of 10.0 months compared with 3.3 months for the G17 non-responders. Additionally, data from this clinical trial indicates that G17DT is safe and well tolerated.

On January 29, 2004, Patrick T. Mooney, M.D. was appointed our President and Chief Executive Officer. Dr. Mooney was also appointed to our Board of Directors. Dr. Mooney served as our Chief Medical Officer from April 2003 through January 2004. Prior to that, Dr. Mooney served as Vice President, Senior Biotechnology Analyst for Thomas Weisel Partners, LLC.

On January 29, 2004, James F. Smith was appointed to our Board of Directors. Since September 2001, Mr. Smith has served as Vice President and Global Controller of Ansell Ltd.

On October 30, 2003, we announced positive results from our Phase III randomized, double-blinded, placebo-controlled clinical trial of G17DT as monotherapy in patients with pancreatic cancer. The Phase III trial enrolled a total of 154 treatment-naive patients with advanced pancreatic cancer from 22 sites in Europe. Patients were randomly assigned to one of two arms -- one arm received G17DT alone, the other arm received placebo. Results from this clinical trial indicate that G17DT prolongs the expected survival of patients with pancreatic cancer. Specifically, treatment with G17DT resulted in a median survival of 151 days, compared with 83 days for patients treated with placebo (p=0.030, log rank). Importantly, G17 responders lived significantly longer than G17 non-responders or patients who received placebo. Analysis of the results showed that G17 responders had a median survival of 176 days compared to 63 days for G17 non-responders and to 83 days for the placebo group. Additionally, results from this clinical trial indicate that treatment with G17DT is safe and well tolerated.



--------------------------------------------------------------------------------

The offering

Common stock we are offering........     7,000,000 shares

Common stock to be outstanding after
this offering.......................     36,628,241 shares

Nasdaq National Market Symbol.......     APHT

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to fund the continued
                                         clinical development of G17DT; for
                                         clinical and preclinical studies for
                                         our other product candidates, including
                                         monoclonal antibodies; for potential
                                         licenses and acquisitions of
                                         complementary products or technologies;
                                         and for working capital and other
                                         general corporate purposes. See "Use of
                                         proceeds."

The number of shares that will be outstanding after this offering is based on the number of shares outstanding as of January 31, 2004 and excludes, as of that date:

- 3,765,540 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $10.32 per share;

- 1,949,400 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.91 per share;

- 378,501 shares of our common stock issuable upon conversion of our Series A Convertible Debenture, which is convertible into our common stock at a conversion price equal to the "average closing price" (as defined) of our common stock at the time of conversion (assuming an "average closing price" of $7.93); and

- 8,000,000 shares of our common stock issuable upon the conversion of our other outstanding convertible debt securities.

The number of shares of our common stock issuable upon conversion of our convertible debt securities and upon exercise of the warrants issued in connection with those securities is subject to adjustment. See "Risk factors -- The conversion of our convertible securities, the exercise of outstanding warrants and options and other rights to obtain additional shares could dilute the value of the shares."

Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase up to an additional 1,050,000 shares of common stock.



--------------------------------------------------------------------------------

Summary financial data

The tables below present summary statement of operations and balance sheet data. The summary financial data for the year ended January 31, 2001, the eleven months ended December 31, 2001 and the year ended December 31, 2002 is derived from our audited financial statements for those periods. In 2001, we changed our fiscal year end from January 31 to December 31, effective for the 11-month period ended December 31, 2001. We derived our balance sheet data as of September 30, 2003 and statement of operations data for each of the nine months ended September 30, 2002 and 2003 from our unaudited financial statements for those periods. The unaudited financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2003. You should read the summary financial data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" along with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                     ELEVEN
                                   YEAR ENDED     MONTHS ENDED      YEAR ENDED       NINE MONTHS ENDED
                                  JANUARY 31,     DECEMBER 31,     DECEMBER 31,        SEPTEMBER 30,
                                  ---------------------------------------------    ----------------------
STATEMENT OF OPERATIONS DATA:             2001             2001            2002         2002         2003
---------------------------------------------------------------------------------------------------------
                                                                                        (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.........................           $--              $--             $--          $--          $--
                                  ------------    -------------    ------------    ---------    ---------
Costs and expenses:
  General and administrative....         1,662            2,320           2,270        1,611        1,988
  Research and development......        15,302           28,676          37,682       29,182       16,542
                                  ------------    -------------    ------------    ---------    ---------
  Total costs and expenses......        16,964           30,996          39,952       30,794       18,531
                                  ------------    -------------    ------------    ---------    ---------
Loss from operations............      (16,964)         (30,996)        (39,952)     (30,794)     (18,531)
                                  ------------    -------------    ------------    ---------    ---------
Other income (expense):
  Dividend and interest
    income......................         1,555              394             115          101           43
  Interest expense including
    amortized discount..........            --               --              --           --      (1,307)
  Unrealized gains (losses) from
    investments.................         (988)            (662)           (153)        (153)           48
                                  ------------    -------------    ------------    ---------    ---------
Net loss........................     $(16,397)        $(31,264)       $(39,990)    $(30,846)    $(19,747)
                                  ============    =============    ============    =========    =========
Basic and diluted net loss per
  common share..................       $(1.02)          $(1.87)         $(1.93)      $(1.55)    $  (0.80)
                                  ============    =============    ============    =========    =========
Weighted average number of
  common shares outstanding.....        16,100           16,739          20,748       19,934       24,832

                                                                AS OF SEPTEMBER 30, 2003
                                                              --------------------------
BALANCE SHEET DATA:                                             ACTUAL    AS ADJUSTED(1)
----------------------------------------------------------------------------------------
                                                              (UNAUDITED, IN THOUSANDS)
Total cash and current investments..........................  $25,779           $72,813
Total current assets........................................   26,108            73,142
Working capital.............................................   17,691            64,725
Total assets................................................   33,087            80,121
Convertible debentures ($23,000 less discount of $12,500)...   10,500            10,500
Long-term liabilities(2)....................................   20,500            20,500
Total stockholders' equity..................................    4,169            51,203

------------------

(1) As adjusted to reflect the issuance and sale by us of 7,000,000 shares of our common stock in this offering, assuming a public offering price of $7.30 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(2)    Includes $10,000 of deferred revenue.


--------------------------------------------------------------------------------

Risk factors
Investing in our common stock involves risk. In addition to the other information set forth elsewhere in this prospectus supplement and the accompanying prospectus, the following factors relating to us and our common stock should be considered carefully in deciding whether to invest in our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES. WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES IN THE NEXT SEVERAL YEARS AND WE MAY NEVER BE PROFITABLE.
We have experienced significant operating losses since our inception in 1981 and expect to continue incurring substantial operating losses for at least the next several years. We expect losses to increase over the next several years as we continue our clinical trials, apply for regulatory approvals and continue our research and development efforts. We also expect to experience negative operating cash flows for the foreseeable future. Our losses have adversely impacted, and will continue to adversely impact, our working capital, total assets and stockholders' equity. Our net losses for the year ended December 31, 2002 were $40.0 million and for the nine months ended September 30, 2003 were $19.7 million. As of September 30, 2003, we had an accumulated deficit of approximately $160.4 million. Our ability to achieve profitability depends upon our ability, alone or through relationships with third parties, to develop successfully our technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products. We may never be profitable.

WE DO NOT CURRENTLY HAVE ANY PRODUCTS WHICH ARE APPROVED FOR SALE AND WE DO NOT YET GENERATE REVENUE FROM THE SALE OF OUR PRODUCTS.
To date, we have not generated any revenues from product sales. All of our potential products are in various stages of product development, and some are still in research or in early development. None of them are approved for sale. All of our potential products will require expensive, extensive and time consuming clinical testing, and some may require additional research and development, prior to commercial use. Accordingly, we cannot plan on deriving revenues from these products for a number of years, if at all. These potential products may not be developed successfully into immunogens that can be administered to humans or may not prove to be safe and effective in clinical trials or cost-effective to manufacture and administer. We may encounter problems in clinical trials that will cause us to delay or suspend a clinical trial. Also, our products that are currently under development may not be completed successfully or within an acceptable time period, if at all. Further, our products may not receive regulatory approval. Finally, if any of our products do receive required regulatory approval, we may not be capable of producing those products in commercial quantities or those products may not be accepted by the marketplace.

OUR SUCCESS IS HEAVILY DEPENDENT ON THE VIABILITY OF G17DT.
We currently have only one product candidate, G17DT, which is currently in, or has completed, various Phase II and Phase III clinical trials. Our other product candidates are in pre-clinical or early clinical stages. Therefore, our ability to generate revenues in the foreseeable future is dependent on our G17DT clinical trials sufficiently demonstrating the efficacy of our product, and our ability to register G17DT in various jurisdictions. An adverse development regarding G17DT would likely have a dramatic and adverse impact on the value of our common stock.
In assessing the potential of G17DT to treat cancer, we have compared some of our clinical results to the published results of other drugs from earlier trials in which we did not participate. While we think this is a useful proxy, only clinical trials in which two different drugs are compared as part of a unified protocol can yield results on which reliable comparisons can be made by the FDA or others, and investors are cautioned against relying on other comparisons.


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OUR ABILITY TO SUCCESSFULLY REGISTER G17DT MAY BE ADVERSELY AFFECTED BY THE
PERCENTAGE OF CANCER PATIENTS THAT ARE NON-RESPONSIVE TO G17DT.
G17DT operates by causing patients to produce antibodies that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to cancer cells and promote tumor development and proliferation. If a patient does not, after treatment, produce antibodies to G17DT, then G17DT will not have the intended effect on the tumor or the patient's survival. The results of our clinical studies have shown that approximately 20% to 35% of these cancer patients do not respond to G17DT and as a result do not create antibodies. While we have tried, and will continue to try, to identify an explanation for the non-responsiveness to G17DT of these patients, we may be unable to identify an explanation or develop a solution. This phenomenon tends to make it more difficult to establish, with statistical significance, efficacy, which in turn will make it more difficult to obtain regulatory approvals. It may also impair this product candidate's acceptance in the marketplace, should we ultimately obtain regulatory approval.

WITHOUT ADDITIONAL FINANCING WE MAY NOT HAVE ENOUGH LIQUIDITY TO FUND OUR RESEARCH AND DEVELOPMENT PROGRAM.
Developing our technology and products requires a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. On September 30, 2003, we had approximately $25.1 million in cash and short-term investments, which we expect will enable us to maintain a range of operations into the first quarter of 2005.

However, we do not anticipate having any of our products ready for commercialization prior to this time. Consequently, if we do not obtain additional financing we may be required to:

- delay, reduce the scope of or eliminate one or more of our research or development programs and some or all of our clinical trials;

- obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves;

- sell our company;

- cease operations; or

- declare bankruptcy.

Our operating costs, particularly future research and development costs, may be significantly higher than we anticipate, and we may need additional capital to fund these costs. It is extremely difficult to estimate the amount of research and development costs that may be required before a product is ready to be commercialized. The amount of research and development costs that we will be required to incur will depend on many other factors, including:

- the progress of our research and development programs, preclinical testing and clinical trials;

- collaborative arrangements or strategic alliances with other drug companies, including the further development, manufacturing, marketing and sale of certain of our products and our ability to obtain funds from such strategic alliances or from other sources;

- the timing and cost of obtaining regulatory approvals;

- the levels of resources that we devote to product development, manufacturing and marketing capabilities;
- the cost of establishing, maintaining and enforcing intellectual property rights; and
- competing technological and market developments.


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IF WE ARE UNABLE TO COMMENCE OR COMPLETE, OR EXPERIENCE DELAYS IN, ANY OF OUR
PRESENT OR PLANNED CLINICAL TRIALS, IT WOULD DELAY OR PROHIBIT OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS AND THEREFORE OUR ABILITY TO GENERATE PRODUCT REVENUES.
Clinical trials are very costly and time-consuming. The length of time required to complete a clinical trial depends on several factors, including the criteria for determining which patients are eligible to join the clinical trial, the size of the patient population and the patients' ability to get to the clinical trial site. Our commencement and rate of completion of clinical trials also may be delayed by many other factors, including the following:

- a sufficient number of patients may not enroll in our clinical trials;

- our inability to produce sufficient quantities of the products to complete the trials;

- our inability to adequately follow or evaluate patients after treatment with our products;

- the products may have significant adverse side effects or other safety issues;

- it may take a longer time period than expected to determine whether the products are effective;

- patients may die during a clinical trial because their cancer or other disease is too advanced or because they experience unrelated medical problems;

- our products fail to perform well during clinical trials; and

- government or regulatory delays.

If we are unable to commence or complete, or experience delays in, any of our present or planned clinical trials, it would delay or prohibit our ability to commercialize our products and therefore our ability to generate revenues. Our development costs will increase if we experience any delays in our clinical trials or if we need to perform more or larger clinical trials than planned.

OUR RELIANCE ON THIRD PARTIES SUCH AS MANUFACTURERS AND CLINICAL RESEARCH ORGANIZATIONS MAY RESULT IN DELAYS IN COMPLETING, OR A FAILURE TO COMPLETE, CLINICAL TRIALS IF THEY FAIL TO PERFORM UNDER OUR AGREEMENTS WITH THEM.
As an integral component of our product development, we engage manufacturers and clinical research organizations, or CROs, to manufacture and distribute the product candidates, to conduct and manage clinical studies and to assist us in guiding products through the US Food and Drug Administration, or FDA, review and approval process. Because we presently engage and intend to continue to engage manufacturers and CROs to help us obtain market approval for our products, many key aspects of this process have been and will be out of our direct control. If the manufacturers and CROs fail to manufacture and distribute the product candidates and to perform clinical trials in a satisfactory manner, or fail to perform their obligations under our agreements with them, we may face delays in completing our clinical trials, as well as commercialization of our products. In addition, the loss of any of our current contracts or delay in obtaining new contracts with such entities may also delay the completion of our clinical trials and the market approval of our products.

IF WE CANNOT OPERATE AS A GOING CONCERN, WE MAY BE FORCED TO SIGNIFICANTLY REDUCE OR CEASE OUR CURRENT OPERATIONS WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE AND A LOSS OF YOUR ENTIRE INVESTMENT.
We have incurred recurring operating losses since inception. Our independent auditors' report on the consolidated financial statements as of and for the year ended December 31, 2002 contained an explanatory paragraph that described conditions that raise substantial doubt about our ability to continue as a going concern.
We completed certain financing subsequent to December 31, 2002. On September 30, 2003, we had approximately $25.1 million in cash and short-term investments, which we expect will enable us to maintain a range of operations into the first quarter of 2005. We are presently seeking additional funds, including through this offering of our common stock, to operate through 2005 and beyond. In the event we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures, effect further reductions in our corporate infrastructure, or we may be



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required to delay, reduce the scope of, or eliminate one or more of our research or development programs, any of which could have a material adverse effect on our ability to continue our current level of operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to develop new technologies, the need for additional funding may be accelerated and there can be no assurance that such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital through additional financing to fund our current operations, we may not be able to continue as a going concern. If we are unable to continue as a going concern, we may be forced to significantly reduce or cease our current operations. This could significantly reduce the value of our securities, which could result in our delisting from Nasdaq and cause investment losses for our stockholders.

OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE CANNOT OBTAIN THE NEEDED QUANTITIES OF OUR RAW MATERIALS FOR OUR PRODUCTS.
Diphtheria Toxoid (DT) is a key material used in the development and manufacture of G17DT. We do not currently manufacture DT and large quantities of DT suitable for human use are not readily obtainable in the open market. We currently have a supply agreement with Aventis Pasteur, one of the few manufacturers of DT in the world, for this material. If the supply of DT from Aventis Pasteur is disrupted for any reason, including a breach under the supply agreement, we may be unable to obtain sufficient quantities of DT on a timely and cost-effective basis, if at all. This could result in increased costs, delayed development or ultimately unsuccessful clinical trials which could materially and adversely affect our ability to commercialize our products.

OUR DEPENDENCE ON STRATEGIC ALLIANCES WITH AVENTIS PASTEUR AND GLAXOSMITHKLINE AND OUR FAILURE TO ENTER INTO FUTURE STRATEGIC ALLIANCES COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FUTURE PROSPECTS.
We currently depend on strategic alliances with Aventis and GlaxoSmithKline. Aventis is responsible for conducting and funding the promotion, advertisement, marketing, distribution and sales of our anti-gastrin product in North America and Europe. Our ability to develop, commercialize and market G17DT is highly dependent on our strategic alliance with Aventis. Aventis is currently the subject of a hostile takeover bid. Aventis' current management will likely have to devote significant resources and time to fight off the hostile takeover bid as well as explore alternatives for the company in the near future. This may result in Aventis choosing not to devote the same amount of time or resources to our strategic alliance. If the hostile takeover bid is successful, the new management of Aventis could choose not to devote the same level of resources or priority to our strategic alliance or may choose to terminate our strategic alliance.

Under the terms of our strategic alliance with GlaxoSmithKline, GlaxoSmithKline is responsible for phase III clinical trials, regulatory approvals, world-wide marketing and distribution of our GnRH Pharmaccine. Under the terms of our strategic alliance with GlaxoSmithKline, either party may terminate the strategic alliance upon mutual agreement, upon material breaches by the other party that remain uncured after 60 days' written notice, or upon certain bankruptcy events by either party. Additionally, GlaxoSmithKline may terminate the strategic alliance effective as of September 30, 2004 if, prior to that date, the agreement has not been extended.

As a result of our strategic alliances, we will not completely control the nature, timing or cost of bringing these products to market. Aventis and GlaxoSmithKline could choose not to devote resources to these arrangements or, under certain circumstances, may terminate these arrangements early. Aventis and GlaxoSmithKline, outside of their arrangements with us, may develop technologies or products that are competitive with those that we are developing. From time to time, we may also become involved in disputes with Aventis and GlaxoSmithKline. As a result of these factors, our strategic alliances may not yield successful products or revenues. In addition, we may be unable to enter into new strategic alliances or enter into new strategic alliances on favorable terms.


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OUR PRODUCTS UNDER DEVELOPMENT ARE BASED ON AN APPROACH TO DISEASE THERAPY AND
PREVENTION THAT HAS NOT YET BEEN APPROVED AND MAY PROVE TO BE UNSUCCESSFUL.
Our products under development are based on an approach to disease therapy and prevention that has not yet been approved. Our approach may ultimately prove to be unsuccessful since:

- we may not successfully complete our product development efforts;

- our products may not prove to be safe and effective;

- we may not receive approval from the FDA, or any other applicable regulatory agencies; or

- medical centers, hospitals, physicians or patients may not accept our products as readily as current drug therapies or other forms of treatment.

Undesirable and unintended side effects or unfavorable publicity concerning any of our products or other products incorporating a similar approach could limit or curtail commercial use of our products and could have an adverse effect on our ability to obtain regulatory approvals and to achieve physician and patient acceptance.

OUR DEPENDENCE ON OTHERS FOR MANUFACTURING AND MARKETING MAY ADVERSELY AFFECT THE MANUFACTURE, MARKETING AND SALE OF OUR PRODUCTS.
We have no manufacturing facilities for commercial production of our products under development and have no experience in marketing, sales or distribution. We intend to continue establishing arrangements with and relying on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product we develop. Although we believe that parties to any future arrangements will have an economic incentive to perform their contractual responsibilities successfully, the amount and timing of resources to be allocated to these activities will not be within our control. These parties may not perform their obligations as expected, we may not derive any revenues from such arrangements and our reliance on others for manufacturing products may result in unforeseen problems with product supply. Should we encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute any product we develop, market introduction and subsequent sales of such product would be adversely affected. Moreover, contract manufacturers that we may use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of our potential products would be adversely affected. Additionally, these manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture, marketing, sales or distribution of our products.

WE MAY NOT HAVE SUFFICIENT LIQUIDITY TO MAKE PERIODIC INTEREST PAYMENTS UNDER OUR OUTSTANDING NOTES AND DEBENTURE.
We have material amounts of indebtedness outstanding as a result of the $20 million senior convertible notes issued to certain institutional investors and the $3 million convertible debenture issued to Aventis Pharmaceuticals Inc. We are required to make quarterly interest payments on the $20 million senior convertible notes in cash or stock, at our option, and annual interest payments on the $3 million convertible debenture in cash. At any time after March 31, 2006, the holders of the senior convertible notes have the right to require that we redeem all or any portion of the notes.

We are not currently in default under the terms of our outstanding senior convertible notes and debenture and we believe we will have the resources to make all required interest payments. If, however, we at any time default on any of our payment obligations or other obligations under the terms of our outstanding senior convertible notes and debenture, the applicable holders will have all rights available to them under the terms of our outstanding senior convertible notes and debenture, as applicable, including the forced redemption of the entire principal of the instrument plus accrued interest for cash, and, in the case of the senior convertible notes, 110% of the principal amount plus accrued interest. The senior convertible notes also have certain qualified cross-default provisions, particularly for acceleration of indebtedness under the notes. Under such circumstances, our cash


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position and liquidity would be severely impacted, and it is possible we would not be able to pay our debts as they come due.

OUR EXISTING DEBT OBLIGATIONS IMPOSE OPERATING RESTRICTIONS ON US, WHICH MAY PREVENT US FROM TAKING CERTAIN CORPORATE ACTIONS.
The terms of the agreements governing our senior convertible notes and the Aventis debenture impose operating restrictions on us. These restrictions limit, among other things, our ability to:

- incur or guarantee additional indebtedness, on or before March 31, 2006;

- sell assets;

- redeem, pay cash dividends or make other distributions on our common stock;
  and

- create liens.

Under the terms of both our senior convertible notes and the Aventis debenture, in the event of a change of control of us, including a sale of all or substantially all of our assets, the surviving entity would be obligated to assume our outstanding debt obligations. In the event of a change of control, the holders of our outstanding senior convertible notes and debenture would have the right to require us to redeem the entire principal of the debt securities plus accrued interest for cash, and, in the case of the senior convertible notes, 110% of the principal amount plus accrued interest. Additionally, we may be required to redeem the Aventis debenture, in cash or common stock at Aventis' option, if we sell, license, pledge or transfer certain of our projects or products to an entity other than Aventis or its affiliates.

In addition, for a period of 18 months from June 12, 2003, the date we closed on the second tranche of the $20 million financing, we are, subject to certain limited exceptions, restricted from issuing, selling or exchanging our equity or debt securities or options, warrants or other rights to acquire such securities, unless in each case we shall have first offered to sell such securities on the same terms to the holders of our senior convertible notes. We are also required to maintain the effectiveness of the registration statement relating to the resale of our common stock issuable upon conversion of these securities for certain specified periods.

We cannot assure you that these covenants will not adversely affect our ability to:

- finance our future operations or capital needs;

- pursue available business opportunities;

- enter into transactions with potential acquirers;

- plan for or react to market conditions;

- meet capital needs; and

- restrict our activities or business plans.

A breach of any of these covenants could result in a default in respect of our outstanding senior convertible notes and/or debenture. If a default occurs, the holders could elect to declare all amounts, together with accrued interest, to be immediately due and payable in cash, and, in the case of the senior convertible notes, at a price equal to 110% of the amount due.

WE MAY NOT HAVE SUFFICIENT INFRASTRUCTURE OR PERSONNEL TO MANAGE OUR GROWTH.
We allocate significantly all of our financial and other resources to research and development activities. Additionally, we rely in large part on a variety of third parties, including manufacturers and clinical research organizations instead of supporting a large employee base. Consequently, we may lack the necessary personnel and information technology to support our growing operations.


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WE ARE DEPENDENT ON OUR SENIOR MANAGEMENT AND SCIENTIFIC STAFF, AND THE LOSS OF
THIS PERSONNEL OR THE FAILURE TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.
We depend upon the services of our senior management and scientific staff. Our lean infrastructure or personnel could make us vulnerable to disruption if we were unable to retain our current key personnel. We have not insured against the loss, due to death or disability, of any key personnel. The quality and reputation of our scientists and other technical personnel, and their success in performing their responsibilities, are a basis on which we attract potential funding sources and strategic partners. The loss of the services of any key personnel or the failure to recruit necessary additional or replacement personnel could have an adverse affect on our ability to achieve our business objectives. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, including from other companies, universities, government entities and public and private research institutions, and there can be no assurance that we will be able to attract and retain the qualified personnel necessary for the development of our business.

IN FEBRUARY 2004, WE RESTATED OUR FINANCIAL RESULTS FOR THE QUARTERS ENDED JUNE 30, 2003 AND SEPTEMBER 30, 2003.
This restatement consisted of a reclassification of certain items on our balance sheet to reflect a recalculation of the value of the beneficial conversion feature attributable to our issuance of $20.0 million convertible debentures. See "Prospectus supplement summary -- Recent Developments." While we do not believe that this reclassification is significant to our overall financial position or results of operations, it could subject us to claims that our previously filed financial statements were misleading.

RISKS RELATED TO OUR INDUSTRY

IF WE ARE DELAYED OR FAIL TO OBTAIN THE NECESSARY REGULATORY APPROVALS, OUR ABILITY TO GENERATE PRODUCT REVENUE WILL BE ADVERSELY AFFECTED.
The clinical trials, manufacturing and marketing of our products undergo rigorous testing and approval processes and are subject to extensive regulation by numerous governmental authorities in the US and other countries, including the FDA in the US and the Medicines Control Agency, or MCA, in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of our products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, we may encounter delays or disapprovals based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

To obtain regulatory approvals, we must, among other requirements, complete carefully controlled and well-designed clinical trials demonstrating that a particular product is safe and effective for the applicable cancer or disease. Several biopharmaceutical companies have failed to obtain regulatory approvals because the applicable regulatory agencies were not satisfied with the structure of the clinical trials or the ability to interpret the data from the trials. We may encounter similar problems. We commenced our current and completed Phase III clinical trials prior to the FDA implementing its process for special protocol assessments, which is a process designed to provide companies assurance that the FDA will not disapprove an application for approval because of defects in the clinical trial protocol designs. The timing and success of a clinical trial is dependent on many factors, including enrolling sufficient patients in a timely manner, demonstrating the efficacy of a product in a statistically significant manner and avoiding adverse patient reactions. The timing and success of our clinical trials in particular are also dependent on the FDA and other regulatory agencies accepting each trial's protocol, statistical analysis plan, product characterization tests and clinical data. If the FDA and other regulatory agencies are not satisfied with such matters and/or our current clinical trials yield


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inconclusive or negative results, we may be required to modify or to expand the scope of our clinical trial studies or conduct additional clinical trial studies to support a filing. In that event, the costs of developing our products would increase and the launch of our products would be delayed. In addition, we, the FDA or another applicable regulatory agency might delay or halt our clinical trials for various reasons.

Approval for any products we develop may not be granted by applicable regulatory agencies on a timely basis, if at all, or if granted the approval may not cover all the clinical indications for which we are seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, necessary approvals would adversely affect our ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA and other applicable regulatory agency review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA or another applicable regulatory agency requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

G17DT has been designated as an "orphan drug" in the US and various other jurisdictions. This designation has the potential of providing us with marketing exclusivity for specified time periods (seven years in the US), but only with respect to other drugs that are the same as G17DT and only if G17DT is the first drug approved for the designated indication in that jurisdiction. Moreover, we intend to seek, where appropriate, priority review by drug regulatory authorities. We cannot be certain, however, that we will obtain priority review, and even if we do, there can be no assurance that the approval process will not, nonetheless, be lengthy.

IF WE, OR OUR SUPPLIERS, FAIL TO COMPLY WITH FDA AND OTHER GOVERNMENT REGULATIONS, OUR MANUFACTURING OPERATIONS COULD BE INTERRUPTED, AND OUR DRUG PRODUCT DEVELOPMENT, FUTURE SALES, AND PROFITABILITY WOULD SUFFER.
All new drugs, including our product candidates under development, are subject to extensive and rigorous regulation by the FDA and comparable foreign authorities. These regulations govern, among other things, the manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale, and distribution of our drug compounds.

Even if regulatory approval is obtained, our products would continue to be subject to governmental review. Manufacturing, labeling, and promotional activities are continually regulated by the FDA and equivalent foreign regulatory agencies, and we must also report certain adverse events involving our products to these agencies. Previously unidentified adverse events or an increased frequency of adverse events that may occur post-approval could result in labeling modifications of approved products, which could adversely affect future marketing. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with the applicable regulatory requirements can result in, among other things, civil penalties, suspensions of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, the marketing and manufacturing of pharmaceutical products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a drug product, manufacturer or facility may result in the FDA and/or other regulatory agencies requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the drug product from the market. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.


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We currently obtain the necessary raw materials for our development stage drug products, as well as certain services, such as testing, from third parties. We currently contract with suppliers and service providers that are required to comply with strict standards established by us. Certain suppliers and service providers are required to follow current Good Manufacturing Practices, or cGMP, requirements and are subject to routine unannounced periodic inspections by the FDA and by certain state and foreign regulatory agencies for compliance with cGMP requirements and other applicable regulations. There can be no assurance that the FDA and other regulatory agencies will find the manufacturing process or facilities or other operations of our suppliers and other service providers to be in compliance with cGMP requirements and other regulations.

While to the best of our knowledge, none of our suppliers or service providers has been found to be out of compliance with cGMP with respect to the goods or services they provide to us, failure of any third party suppliers or service providers to maintain satisfactory compliance with cGMP could have a material adverse effect on our ability to market and distribute our products in the future and, in the most serious cases, could result in the issuance of warning letters, seizure or recall of products, civil penalties or closure of such manufacturing facilities until such cGMP compliance is achieved.

OUR COMPETITORS MAY DEVELOP AND MARKET PRODUCTS THAT ARE SAFER, MORE EFFECTIVE, OR REACH THE MARKET SOONER THAN OUR PRODUCTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIAL SUCCESS OF ANY OF OUR PRODUCTS.
The treatment of diseases such as those to which our products are directed is subject to rapid, unpredictable and significant change. Our products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or development stage products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than we do and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products.

Our competitors may:

- develop safer or more effective therapeutic products;

- discover technologies that may result in medical breakthroughs which render our products obsolete even before they generate any revenue;

- commercialize their products sooner than we do;

- implement more effective approaches to marketing and sales; or

- establish superior proprietary positions.

OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WILL BE CRITICALLY IMPORTANT TO THE SUCCESS OF OUR BUSINESS, AND WE MAY NOT BE ABLE TO PROTECT THESE RIGHTS IN THE US OR ABROAD.
The success of our business will depend in large part on our ability to:

- obtain patents, both in the US and in other countries;

- maintain our unpatented trade secrets;

- operate without infringing on the proprietary rights of others; and

- prevent others from infringing our proprietary rights.
We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary rights by filing US and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions,



--------------------------------------------------------------------------------
S-16

RISK FACTORS

and therefore the breadth, validity and enforceability of claims allowed in patents we have obtained cannot be predicted.

As of January 31, 2004, we held 15 issued patents in the US and 18 issued patents in foreign countries, and have pending patent applications and patent applications in preparation. Our pending applications or patent applications in preparation may or may not be issued as patents in the future.

Additionally, our existing patents, patents pending and patents that we may subsequently obtain will not necessarily preclude competitors from developing products that compete with products we have developed and thus would substantially lessen the value of our proprietary rights. We intend to file additional patent applications, when appropriate, relating to our technologies, improvements to our technologies and specific products we may develop. If any of our patents are challenged, invalidated, circumvented or held to be unenforceable, we could lose the protection of rights we believe to be valuable, and our business could be materially and adversely affected. Lastly, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the US.

We also rely on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants and certain contractors. These agreements may not ultimately provide us with adequate protection in the event of unauthorized use or disclosure of confidential or proprietary information, and, in addition, the parties may breach such agreements. Our trade secrets may otherwise become known to, or be independently developed by, our competitors.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS, AND WE MAY BE UNABLE TO PROTECT OUR RIGHTS TO, OR USE, OUR TECHNOLOGY.
If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask a court to rule that our patents are invalid and should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of our patents. In addition, there is a risk that the court will decide that our patents are not valid or enforceable and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity and enforceability of our patents is upheld, the court will refuse to stop the other party on the grounds that such other party's activities do not infringe our patents.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to enter into collaborations with other entities.

IF WE INFRINGE PATENTS HELD BY OTHERS, WE COULD BE REQUIRED TO PAY SUBSTANTIAL DAMAGES AND CEASE DEVELOPMENT OF THE INFRINGING PRODUCT.
Our commercial success also will depend, in part, on our not infringing patents issued to others. Our processes and potential products may conflict with patents which have been or may be granted to competitors, academic institutions or others. As the pharmaceutical and biotechnology industries grow and more patents are issued, we are subject to an increased risk that our products may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. It is not always clear to industry participants, including us, which patents cover various types of products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We cannot assure you that the drug compounds that we have under development do not or will not infringe on the patent or proprietary rights of others. US patent applications filed in recent years are confidential for 18 months, while older patent applications are not published until the patent issues. As a result, there may be patent rights of which we are unaware, and


--------------------------------------------------------------------------------
                                                                            S-17

RISK FACTORS

avoiding patent infringement may be difficult. We could incur substantial costs, including diversion of management time, in defending ourselves in litigation. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology which may not be available to us on acceptable terms, if at all.

PRODUCT LIABILITY CLAIMS OR INADEQUATE PRODUCT LIABILITY INSURANCE COVERAGE MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND FUTURE PROSPECTS.
We face an inherent risk of product liability exposure related to testing our therapeutic products in human clinical trials and will face even greater risks when we sell our products commercially.

An individual may bring a product liability claim against us if one of our products causes, or appears to have caused, an injury. Product liability claims may result in:

- substantial monetary awards to plaintiffs;

- costs of related litigation;

- withdrawal of clinical trial volunteers;

- injury to our reputation; and

- decreased demand for our products if our products become commercially available.

We currently maintain product liability coverage against risks associated with testing our potential products in clinical trials. Insurance coverage for product liability, however, is becoming increasingly expensive and difficult to obtain. Insurance coverage may not be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.

OUR PROFITABILITY WILL DEPEND SIGNIFICANTLY ON THE LEVEL OF THIRD PARTY REIMBURSEMENT FOR OUR PRODUCTS.
Our profitability will depend significantly on the availability and extent of reimbursement from third-party health care payors, such as government, private health insurers and other organizations that provide reimbursement for the cost of therapeutic drugs or products. Many patients will not be capable of paying for our products by themselves. Third-party payors are increasingly focused on containing health care costs and as a result are challenging the pricing of medical products and services. Additionally, many third party payors limit reimbursement for newly approved health care products. Any product that we succeed in bringing to market may not be eligible for reimbursement at a level which is sufficient to enable us to achieve market acceptance of our products or to maintain appropriate pricing. Without such reimbursement, the market for our products may be limited. Significant reductions in insurance coverage also may have an adverse effect on our future operations.

In the future, it is possible that the US government may institute price controls and further limits on Medicare and Medicaid spending. Medical reimbursement systems vary widely among foreign countries, with some foreign countries requiring application for, and approval of, government or third-party reimbursement. In addition, some medical centers in foreign countries have fixed budgets, regardless of levels of patient care. Uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in quantities, or at prices that will enable us to achieve profitability.

OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS THAT COULD EXPOSE US TO ENVIRONMENTAL LIABILITY.
Our research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials


--------------------------------------------------------------------------------
S-18

RISK FACTORS

cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE. The market price of our common stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements regarding:

- the progress and results of clinical trials,

- technological innovations or new commercial products,

- strategic partnerships and arrangements or the termination thereof,

- public concern as to the safety of drugs and reliability of our testing processes,

- developments regarding patents or proprietary rights,

- litigation and governmental inquiries,

- government regulation,

- fluctuations in financial performance from period to period,

- new financings, and

- general market conditions

may have a significant impact on the market price of our common stock. In addition, price and volume trading volatility in the US stock market can have a substantial effect on the market prices of the securities of many biotechnology companies, frequently for reasons other than the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock and could contribute to your losing all or part of your investment.

Additionally, sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. To the extent the holders of our convertible securities, warrants and options convert or exercise such securities and then sell the shares of our common stock they receive upon conversion or exercise, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by our stockholders and others which could place further downward pressure on our stock price. We may also issue additional capital stock, convertible securities and warrants to raise capital in the future, issue additional common stock to pay any accrued interest on the senior convertible notes and issue stock options to attract and retain key personnel.

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR FRUSTRATE ANY ATTEMPTS TO REPLACE OUR CURRENT BOARD OF DIRECTORS BY STOCKHOLDERS.
Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us without consent of our board of directors. Our certificate of incorporation and bylaws provide for a staggered board and removal of directors only for cause. Accordingly, stockholders may elect only a minority of our board at any annual meeting, which may have the effect of delaying or preventing changes in the board of directors. In addition, our certificate of incorporation currently permits our board of directors to issue up to 4,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. Our issuance of preferred stock could make it more difficult for a third party to acquire a majority of our


--------------------------------------------------------------------------------
                                                                            S-19

RISK FACTORS

outstanding voting stock and thereby effect a change in the composition of our board of directors. Our certificate of incorporation also provides that our stockholders may not take action by written consent. Our certificate of incorporation and bylaws permit only our Chairman or a majority of our board of directors to call a special stockholder meeting. These provisions may have the effect of preventing or hindering any attempts by our stockholders to replace our current board of directors. In addition, Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Also, under applicable Delaware law, our board of directors may adopt anti-takeover measures in the future.

THE CONVERSION OF OUR CONVERTIBLE SECURITIES, THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS AND OTHER RIGHTS TO OBTAIN ADDITIONAL SHARES COULD DILUTE THE VALUE OF THE SHARES.
As of January 31, 2004, our senior convertible notes are convertible into 8,000,000 shares of our common stock and our Aventis debenture is convertible into 378,501 shares of our common stock (based on the average closing price of our common stock for the five trading days prior to, but not including, January 31, 2004). We also have outstanding options and warrants which are exercisable for approximately 5,714,940 shares of our common stock, with a weighted average exercise price of $9.16.

The conversion of our senior convertible notes and our debenture and the exercise of our outstanding warrants and options could result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby. In addition, the conversion price of our senior convertible notes and the exercise price of the warrants issued in connection with the senior convertible notes may be lowered under the price adjustment provisions in the event of a "dilutive issuance," that is, if we issue common stock at any time prior to maturity at a per share price below such conversion or exercise price, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock. A reduction in the conversion or exercise price may result in the issuance of a significant number of additional shares upon the conversion of the senior convertible notes or the exercise of the warrants.

Neither our senior convertible notes nor the warrants issued in connection with the senior convertible notes establish a "floor" that would limit reductions in such conversion price or exercise price, except for the 80% floor applicable to any dilutive issuance that occurs between March 31, 2004 and prior to March 31, 2006. This 80% floor limits any reduction in such conversion price or exercise price to a price equal to 80% of the applicable conversion price or exercise price. By corollary, there is no "ceiling" on the number of shares issuable upon conversion of the senior convertible notes or exercise of the warrants. The downward adjustment of the conversion price of our senior convertible notes or in the exercise price of these warrants could result in further dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

NEW INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.
The purchase price of the common stock offered by this prospectus supplement will be substantially higher than the tangible book value of our outstanding shares of common stock. Investors who purchase shares of common stock in this offering will therefore experience immediate and substantial dilution in the tangible net book value of their investment. See "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering.



--------------------------------------------------------------------------------
S-20

Forward-looking statements
This prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Discussions containing "forward-looking statements" may be found in the material set forth in the section entitled, "Prospectus Supplement Summary" as well as in the prospectus supplement generally.

These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus supplement contains forward-looking statements regarding:

- our preliminary unaudited operating results for the year ended December 31, 2003;

- our beliefs regarding the applicability and corresponding commercial potential of G17DT;

- our belief regarding the use of G17DT as a monotherapy or in combination with chemotherapy to treat gastrointestinal cancers;

- our belief that we could use both of our pancreatic cancer studies in seeking approval of G17DT;

- our intention to seek priority review by the appropriate drug regulatory authorities;

- our belief that the clinical trial data indicates that G17DT is an effective and safe treatment;

- our expectations regarding licensing G17DT in non-Aventis territories and indications;

- our intention to aggressively in-license or acquire complementary products or technologies that target gastrointestinal and oncological indications;

- expectations as to the development of our products and the expansion of our product candidate pipeline;

- expectations as to the receipt and timing of data, regulatory clearance and approvals, including our ability to commence and complete clinical trials in a timely manner;

- our expectations regarding losses and negative operating cash flows for the next several years;

- expectations as to the adequacy of existing capital resources to support our operations; and

- expectations as to our ability to continue as a going concern.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We caution investors that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

- any adjustments by management to the operating results for the year ended December 31, 2003 before the audit is completed and any adjustments necessary based upon the results of the audit;

- our ability to obtain additional financing or reduce our costs and expenses;

- our ability to develop, obtain regulatory approval for, produce in commercial quantities and gain commercial acceptance for G17DT and our other product candidates;

- our ability to maintain and enter into new arrangements and collaborations with third parties for the supply of key materials and/or assistance in the manufacture, market, sale and distribution of our products;
- our ability to enforce our patents and proprietary rights;
- our level of debt obligations and the impact of restrictions imposed on us by the terms of this debt;

- our ability to attract and retain highly qualified scientists and other technical personnel; and

- changes in healthcare reform.


--------------------------------------------------------------------------------
                                                                            S-21

Use of proceeds

We estimate that the net proceeds from the sale of the common stock we are offering will be approximately $47.0 million after deducting underwriting fees and commissions, and the estimated offering expenses payable by us, based on an assumed public offering price of $7.30 per common share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $54.2 million.

We intend to use the net proceeds from the sale of the common stock offered by this prospectus supplement to fund the continued clinical development of G17DT; for clinical and preclinical studies for our other product candidates, including monoclonal antibodies; for potential licenses and acquisitions of complementary products or technologies; and for working capital and other general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.



--------------------------------------------------------------------------------
S-22

Price range of common stock

Our common stock is quoted on the Nasdaq National Market under the symbol "APHT." The following table sets forth the quarterly range of high and low reported sale prices of the common stock on the Nasdaq National Market for the periods indicated (in US dollars):

                                                                    HIGH        LOW
-----------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2002
First quarter...............................................      $16.00      $9.60
Second quarter..............................................       12.00       6.08
Third quarter...............................................        7.58       2.16
Fourth quarter..............................................        4.34       1.28
YEAR ENDED DECEMBER 31, 2003
First quarter...............................................       $5.47      $2.03
Second quarter..............................................        8.40       2.35
Third quarter...............................................        9.97       5.10
Fourth quarter..............................................        7.57       5.15
YEAR ENDING DECEMBER 31, 2004
First quarter (through February 24, 2004)...................       $8.72      $6.03

On February 24, 2004, the last reported sale price of the common stock as reported on the Nasdaq National Market was $7.30 per share. As of February 24, 2004, there were approximately 264 record holders of our common stock.

Dividend policy

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business. Additionally, our convertible notes limit our ability to pay cash dividends or make other distributions on our common stock.



--------------------------------------------------------------------------------
                                                                            S-23

Capitalization
The following table sets forth our unaudited cash and current investments and capitalization as of September 30, 2003:

- on an actual basis; and

- on an as adjusted basis to give effect to the sale of 7,000,000 shares of our common stock in this offering, at an assumed public offering price of $7.30 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                    AS OF SEPTEMBER 30, 2003
                                                                  --------------------------
                                                                     ACTUAL      AS ADJUSTED
--------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER
                                                                         SHARE DATA)
Total cash and current investments..........................      $  25,779       $  72,813
                                                                  =========       =========
Convertible debentures ($23,000 less discount of $12,500)...      $  10,500       $  10,500
                                                                  ---------       ---------
Stockholders' equity (deficit):
  Preferred stock, par value $0.001 per share; 4,000,000
    shares authorized; no shares issued or outstanding......             --              --
  Common stock, par value $0.001 par value; 60,000,000
    shares authorized; 28,621,639 shares issued and
    outstanding, actual; and 35,621,639 shares issued and
    outstanding, as adjusted)...............................             29              36
Additional paid in capital..................................        164,174         211,201
Purchase warrants...........................................            318             318
Accumulated deficit.........................................      (160,352)       (160,352)
                                                                  ---------       ---------
Total stockholders' equity (deficit)........................          4,169          51,203
                                                                  ---------       ---------
Total capitalization........................................      $  14,669       $  61,703
                                                                  =========       =========

------------------

The information in the table above does not include the following as of September 30, 2003:

- 3,340,540 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $10.65 per share;

- 2,819,400 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.63 per share;

- 501,672 shares of our common stock issuable upon conversion of our Series A Convertible Debenture, which is convertible into our common stock at a conversion price equal to the "average closing price" (as defined) of our common stock at the time of conversion (assuming an "average closing price" of $5.98); and

- 8,000,000 shares of our common stock issuable upon the conversion of our other outstanding convertible debt securities.
The number of shares of our common stock issuable upon conversion of our convertible notes and upon exercise of the warrants issued in connection with those notes is subject to adjustment. See "Risk factors -- The conversion of our convertible securities, the exercise of outstanding warrants and options and other rights to obtain additional shares could dilute the value of the shares."


--------------------------------------------------------------------------------
S-24

Dilution
The net tangible book value (deficiency) of our common stock on September 30, 2003 was approximately $4.2 million, or $0.15 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the shares of common stock we are offering through this prospectus supplement, assuming a public offering price of $7.30 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of September 30, 2003 would have been approximately $51.2 million, or $1.44 per share. This represents an immediate increase in net tangible book value of $1.29 per share to existing stockholders and an immediate dilution of $5.86 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share.....................            $  7.30
  Net tangible book value (deficiency) per share as of
    September 30, 2003......................................  $  0.15
  Increase per share attributable to new investors..........     1.29
                                                              -------
Net tangible book value per share after this offering.......               1.44
                                                                        -------
Dilution per share to new investors.........................               5.86
                                                                        =======

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options and warrants and the conversion of convertible debt and therefore excludes as of September 30, 2003:

- 3,340,540 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $10.65 per share;

- 2,819,400 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.63 per share;

- 501,672 shares of our common stock issuable upon conversion of our Series A Convertible Debenture, which is convertible into our common stock at a conversion price equal to the "average closing price" (as defined) of our common stock at the time of conversion (assuming an "average closing price" of $5.98); and

- 8,000,000 shares of our common stock issuable upon the conversion of our other outstanding convertible debt securities.

The number of shares of our common stock issuable upon conversion of our convertible notes and upon exercise of the warrants issued in connection with those notes is subject to adjustment. See "Risk factors -- The conversion of our convertible securities, the exercise of outstanding warrants and options and other rights to obtain additional shares could dilute the value of the shares."



--------------------------------------------------------------------------------
                                                                            S-25

Management
The following table sets forth the names, ages and positions of each of our executive officers and directors. Our Board of Directors presently consists of eight directors, divided into three classes with members of each class serving for staggered three-year terms.

NAME                                        AGE   POSITION
-------------------------------------------------------------------------------------------
Patrick T. Mooney, M.D. .................    35   President, Chief Executive Officer and
                                                  Class 2 Director
Frederick W. Jacobs......................    48   Vice President, Chief Financial Officer,
                                                  Treasurer and Chief Accounting Officer
Philip C. Gevas..........................    70   Chairman of the Board and Class 3
                                                  Director
William A. Hasler........................    62   Vice-Chairman of the Board and Class 3
                                                  Director
David H. Sachs, M.D. ....................    62   Class 1 Director
Robert S. Basso..........................    58   Class 1 Director
James F. Smith...........................    53   Class 1 Director
Georges Hibon............................    66   Class 2 Director
Nicholas J. Stathis, Esq. ...............    79   Class 2 Director
-------------------------------------------------------------------------------------------

Patrick T. Mooney, M.D. became our President, Chief Executive Officer and a director on January 29, 2004. Dr. Mooney previously served as our Chief Medical Officer from April 2003 through January 2004. Prior to that, Dr. Mooney gained significant experience in the private sector healthcare and biotechnology fields at financial institutions and a biotechnology company. Specifically, Dr. Mooney served as Vice President, Senior Biotechnology Analyst for Thomas Weisel Partners, LLC from August 2001 through April 2003. During 2000 and 2001, Dr. Mooney served as Vice President, Senior Biotechnology Analyst for Janney Montgomery Scott, LLC and Senior Director, Business Development and Investor Relations for Cell Pathways, Inc. From 1998 through 2000, Dr. Mooney served as a surgical resident at Thomas Jefferson University Hospital and an analyst for Villanova Capital Management, Inc.

Frederick W. Jacobs has been with us since 1989. Previously, Mr. Jacobs was Chief Financial Officer of BestCare, a Health Maintenance Organization from 1986 to 1989 and before that served on the staff of PricewaterhouseCoopers (then Coopers & Lybrand) providing audit and tax services. Mr. Jacobs is a certified public accountant.

Philip C. Gevas has served as a director since co-founding the company in 1981. Mr. Gevas previously served as our President and Chief Executive Officer from 1981 through January 2004. Prior to founding the company, Mr. Gevas worked in the defense industry in management, science and engineering. Mr. Gevas also served as an officer in the US Air Force.

William A. Hasler has served as a director of the company since 1991. Mr. Hasler previously served as our Co-Chief Executive Officer from July 1998 through January 2004. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP. Mr. Hasler also serves on the boards of DiTech Communications Corp., Genitope Corporation, Stratex Networks Inc., and is Chairman of the Board of Solectron Corp. Mr. Hasler is a trustee of Pomona College. Mr. Hasler is a certified public accountant.

David H. Sachs, M.D. has served as a director since 2003. Dr. Sachs has served as the Director of the Transplantation Biology Research Center at Massachusetts General Hospital and Professor of Surgery and Immunology at the Harvard Medical School since 1991. Dr. Sachs is also a member of the Institute of Medicine of the National Academy of Sciences. Dr. Sachs has published over 650 articles in scientific journals. Dr. Sachs serves as Chairman of the Scientific Advisory Board of Immerge Biotherapeutics, Inc. and serves on the Scientific Advisory Board of the Lombard Odier Immunology Fund.

Robert S. Basso has served as a director since 1984. Mr. Basso has been Executive Vice President of National Financial since July 2003. Prior to that, Mr. Basso served as Chairman and President of


--------------------------------------------------------------------------------
S-26

MANAGEMENT

Correspondent Services Corporation (CSC) and as Managing Director of UBS PaineWebber Inc. from January 1990 through June 2003.

James F. Smith has served as a director since 2004. Since September 2001, Mr. Smith has served as Vice President and Global Controller of Ansell Ltd. Prior to that, Mr. Smith served as Vice President, Global Finance of the Agricultural Chemicals Group of BASF from July 2000 through January 2001. Prior to that, Mr. Smith served as Vice President, Global Finance of the Agricultural Chemicals Group of Wyeth. Mr. Smith is a certified public accountant and worked for PricewaterhouseCoopers for almost eight years, including as a Manager responsible for managing audit engagements for public companies.

Georges Hibon has served as a director since 2001. From 1990 to 1998, Mr. Hibon was with Pasteur Merieux Connaught, now Aventis Pasteur, most recently as Chief Executive Officer of PMC North America. Prior to that, Mr. Hibon was President of Merck France. Mr. Hibon has been awarded the honor of "Chevalier de la Legion d'Honeur" by the French government for outstanding military and civilian accomplishments. Mr. Hibon also serves on the boards of Epimmune Inc. and Cerep S.A.

Nicholas J. Stathis, Esq. has served as a director since 1994. Previously, Mr. Stathis served as counsel at White & Case LLP, was a partner at Botein, Hays & Sklar; Watson, Leavenworth, Kelton & Taggart; and at Hopgood, Calimafde, Kalil, Blaustein & Judlowe. Mr. Stathis practiced in all areas of patent, trademark, copyright and unfair competition law.

COMMITTEES OF THE BOARD

Our Board of Directors has four standing committees: (1) an Audit Committee, consisting of Messrs. Smith (Chairman), Hibon and Basso; (2) a Compensation Committee, consisting of Messrs. Basso (Chairman), Stathis and Smith; (3) a Nominating Committee, consisting of Messrs. Hibon (Chairman), Sachs and Stathis; and (4) an Executive Committee, consisting of Messrs. Gevas (Chairman), Hasler and Hibon. The Audit Committee, the Compensation Committee and the Nominating Committee are composed of independent directors (as such term is defined under Nasdaq Marketplace Rule 4200).

AUDIT COMMITTEE. Our Audit Committee generally has responsibility for appointing, overseeing and determining the compensation of our independent accountants, reviewing the plan and scope of the accountants' audit, reviewing our audit and control functions, approving all non-audit services provided by our independent accountants and reporting to our full Board of Directors regarding all of the foregoing. Additionally, our Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. Our audit committee's goals and responsibilities are set forth in an Audit Committee Charter.

COMPENSATION COMMITTEE. Our Compensation Committee reviews and approves all forms of compensation and benefits, including salary, bonus and stock compensation provided to our Chief Executive Officer and our other executive officers. In addition, the Compensation Committee reviews and approves all forms of compensation provided to our directors.

NOMINATING COMMITTEE. The Nominating Committee is responsible for support of the Board of Director's director nomination process. The Nominating Committee solicits, considers, recommends and nominates candidates to serve on the Board of Directors of the company. The Nominating Committee will consider suggestions from stockholders regarding possible director candidates. The company's policy is to ensure that highly qualified individuals are attracted and retained as directors.

EXECUTIVE COMMITTEE. The Executive Committee serves as a liaison for the Board of Directors with management. In addition the Executive Committee provides the Board of Directors guidance with respect to our position on significant and relevant public policy issues, makes recommendations to the Board of Directors regarding our policies which affect competitive, financial and other challenges and performs any other duties assigned to it, from time to time, by the Board of Directors.


--------------------------------------------------------------------------------
                                                                            S-27

Underwriting
We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Harris Nesbitt Corp. are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of this offering.

We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

                                                                NUMBER
UNDERWRITERS                                                   OF SHARES
------------------------------------------------------------------------
UBS Securities LLC..........................................
Harris Nesbitt Corp. .......................................
                                                               ---------
Total.......................................................   7,000,000
                                                               =========

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

- receipt and acceptance of our common stock by the underwriters, and

- the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,050,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up
to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sale of shares made outside of the US may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.


--------------------------------------------------------------------------------
S-28

UNDERWRITING

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,050,000 shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per share...................................................  $             $
Total.......................................................  $             $

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1,000,000.

NO SALES OF SIMILAR SECURITIES

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contact to sell or otherwise dispose of or sell our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will apply for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

NASDAQ NATIONAL MARKET QUOTATION

Our common stock is quoted on the Nasdaq National Market under the symbol
"APHT."

PRICE STABILIZATION, SHORT POSITIONS, PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

- stabilizing transactions;

- short sales;

- purchases to cover positions created by short sales;

- imposition of penalty bids;

- syndicate covering transactions; and

- passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.


--------------------------------------------------------------------------------
                                                                            S-29

UNDERWRITING

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

Certain underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

Certain underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Incorporation of documents by reference

In addition to the documents set forth in the accompanying prospectus, we incorporate into this prospectus supplement by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus supplement:

COMMISSION FILING (FILE NO. 000-19122)         PERIOD COVERED OR DATE OF FILING
--------------------------------------------------------------------------------------------
Amended Quarterly Reports on Form 10-Q/A.....  Quarters ended June 30, 2003 and September
                                               30, 2003

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Akerman Senterfitt, Miami, Florida. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.



--------------------------------------------------------------------------------
S-30

PROSPECTUS
--------------------------------------------------------------------------------
$100,000,000

(APHTON CORPORATION LOGO)

APHTON CORPORATION
SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

This prospectus relates to the public offering by Aphton Corporation of up to $100,000,000 of shares of common stock.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in the prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol "APHT." On December 23, 2003, the last reported sale price of our common stock reported on Nasdaq was $6.75. We will make application to list any shares of common stock sold pursuant to a supplement to this prospectus on the Nasdaq National Market.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS' BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU BUY OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 15, 2004

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                PROSPECTUS
                Summary.....................................................     1
                Risk factors................................................     4
                Forward-looking statements..................................    14
                Use of proceeds.............................................    14
                Plan of distribution........................................    15
                Legal matters...............................................    16
                Experts.....................................................    16
                Where you can get more information..........................    16
                Incorporation of documents by reference.....................    17

--------------------------------------------------------------------------------

Summary

APHTON CORPORATION

OVERVIEW
Aphton Corporation is a biopharmaceutical company. We are engaged in research and development and conduct clinical trials for our products, both independently and with our corporate strategic partners. We apply our innovative active immunization (vaccine) technology-platform to develop products for neutralizing, and removing from circulation, hormones and other molecules that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. We also are developing a product to neutralize hormones to prevent pregnancy.

During our first five years, we developed the basis of our innovative active immunization technology and our monoclonal antibody technology and have continued developing them to date. Subsequently, we initiated, and continue to focus upon, the development of products based on these technology platforms. We aggressively pursue patents to protect our technology platforms and our products after they are commercialized. Together with our collaborating scientists, we have developed the scientific foundations and the scientific literature relating to the central role of gastrin and gastrin receptors in the onset, development, growth and spread of adenocarcinomas of the gastrointestinal system from the esophagus to the stomach, pancreas and liver and through the colon and rectum.

Our primary approach for the treatment of major diseases such as cancer has been to employ (anti) "hormone therapy." Our hormone therapy involves neutralizing, or blocking, targeted hormones which play a critical role in diseases of the gastrointestinal and reproduction systems. We have selected the strategy of hormone therapy because hormone therapy has proved over decades to be efficacious in the treatment of major diseases, both malignant and non-malignant. Well-documented examples of the efficacy of hormone therapy in humans are blocking gastrin (Proglumide) or blocking another hormone stimulated by gastrin, namely histamine (Zantac, Tagamet), to reduce stomach acid. These hormone therapies treat GERD, ulcerations of the esophagus and peptic ulcers. Additional examples of hormone therapy include blocking estrogen (Tamoxifen), for breast cancer therapy and blocking the production of testosterone (Lupron, Zoladex) for prostate cancer therapy.

Our anti-gastrin targeted immunotherapy induces in patients antibodies that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis, or spread, in pancreatic, gastric (i.e. stomach), esophageal, colorectal and other gastrointestinal system cancers. This signaling cascade is triggered by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces of the gastrointestinal system. Interrupting this process by immunizing the patient with our anti-gastrin immunogen is specifically targeted immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on cells in the gastrointestinal system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

Recent findings have shown that inhibiting gastrin inhibits cell growth, proliferation and metastasis, leading to programmed cell death (apoptosis). This tilts the balance, from cell growth, to cell suicide. Gastrin also stimulates the secretion and expression of other important growth factors and receptors within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors that contribute to tumor growth and spread, resulting in tumor cell death. Our anti-gastrin targeted immunotherapy adds a biological dimension to the treatment of gastrointestinal cancers.

CLINICAL TRIALS
We currently have, in various stages, clinical trials testing G17DT in the treatment of various gastrointestinal system and reproductive system cancer and non-cancer diseases.



--------------------------------------------------------------------------------

Pancreatic Cancer Clinical Trials. We are currently conducting two randomized, controlled clinical trials in patients with advanced pancreatic cancer. The first randomized, controlled phase III trial tests G17DT as a monotherapy versus placebo. On October 30, 2003, we announced results from our Phase III randomized, double-blind, placebo-controlled clinical trial of G17DT as monotherapy in patients with pancreatic cancer. This trial enrolled a total of 154 treatment-naive patients with advanced pancreatic cancer from 22 sites in Europe. Patients were randomly assigned to receive G17DT alone or identical matching placebo and an analysis was conducted once the protocol-specified 101 events (deaths) were reached. We believe the results from this clinical trial show that treatment of G17DT is safe and well tolerated and demonstrate a survival benefit for patients treated with G17DT. We further believe that the data from this clinical trial demonstrates that G17DT would provide a safe, efficacious, biological alternative for those patients who are unwilling or unable to tolerate chemotherapy. The second trial is a second phase III trial in the United States and foreign countries for advanced pancreatic cancer patients, with G17DT in combination with the chemotherapeutic gemcitabine, versus gemcitabine. Data from this trial is expected in mid-2004.

We are nearing completion of the documentation necessary for non-U.S. regulatory filings for pancreatic cancer monotherapy.

Gastic Cancer Clinical Trial. We are currently conducting a phase II clinical trial in patients conducted in the United States and foreign countries, with G17DT in combination with the chemotherapeutics cisplatin and 5-FU, for advanced gastric cancer patients. Preliminary results regarding survival, for the 103 patients in this ongoing trial were presented at the annual meeting of ASCO in Chicago on June 3, 2003, by J.R. Hecht, MD, clinical investigator from the UCLA Jonsson Comprehensive Cancer Center in Los Angeles, CA. While overall median survival was 8.4 months, survival was significantly longer for the 78 patients with a positive anti-G17DT antibody response, with a median survival of 9.9 months. This compares to a median survival of only 2.3 months for non-antibody responders. Moreover, while the baseline performance status (overall level of health) of the patients significantly affected the antibody response to G17DT, after adjustment for performance status (Karnofsky Performance Status (KPS), ranging from 70 (the minimum inclusion requirement) to 100, the correlation between the anti-G17DT antibody response and survival remained statistically significant (p less than 0.001). In short, antibody responders had a significantly longer median survival than non-responders at each level, and independent, of KPS. The data base for this clinical trial is now being audited and compiled for final analysis and documentation.

Other Clinical Trials. In addition to the clinical trials described above, we have three other trials in various preliminary stages. The first trial is a phase II clinical trial in Europe with GnRH pharmaccine for prostate cancer patients, as part of our prostate cancer therapy development program. In Europe, we began a phase II trial with G17DT for gastroesophageal reflux disease, or "severe heart burn" patients. However, we are not currently recruiting patients, pending funding. The other pending trial is a Phase I/II clinical trial for immuno-contraception. Funding has been released by the World Health Organization
(WHO) for the manufacture of product for the trial, which process has been initiated. Patient recruitment is pending further release of funds by WHO to conduct the trial.

STRATEGIC ALLIANCES
We believe that strategic alliances provide us an effective strategy for growth. Since 1997 we have had a strategic alliance with Aventis Pasteur for products that treat gastrointestinal system and other cancers, in North America and Europe. As part of this alliance, Aventis Pasteur has agreed to supply us with Diphtheria Toxoid, a key material used in the development and manufacture of several of our therapeutic vaccines. In addition, under the terms of our strategic alliance, once our anti-gastrin product is approved for sale, Aventis is responsible for and will fund the promotion, advertisement, marketing, distribution and sales of this product in North America and Europe. We intend to license, in return for royalties, up-front fees and milestone payments: a) G17DT to treat human cancers in markets worldwide outside of North America and Europe, especially in Japan, with a focus there on gastric cancer therapy and b) G17DT for non-cancer therapy, to treat gastroesophageal reflux disease (GERD), worldwide. Since 1998, we have had a strategic alliance with GlaxoSmithKline for products that treat reproductive system cancers and non-cancer diseases, worldwide. GlaxoSmithKline is


--------------------------------------------------------------------------------
2
responsible for phase III clinical trials, regulatory approvals, world-wide marketing and distribution of our anti-GnRH product.

FINANCIAL STRATEGY
We finance our operations through the sale of our equity securities, convertible debentures and licensing fees. These funds provide us with the resources to operate our business, attract and retain key personnel and scientific staff, fund our research and development program, pre-clinical testing and clinical trials, obtain the necessary regulatory approvals and develop our technology and products.

We anticipate that our existing capital resources, which consist primarily of cash and short-term cash investments, including (i) the proceeds of $22.7 million from the sale of our common stock and unregistered warrants to certain investors on September 18, 2003; (ii) the proceeds from the sale of convertible, redeemable, 5-year, interest-bearing notes and unregistered warrants to certain investors, sold in two tranches, of which the first $15 million tranche closed on March 31, 2003 (the gross proceeds of which were subsequently received by us by April 4, 2003) and the second $5 million tranche closed on June 12, 2003;
(iii) proceeds of $1.48 million from the sale of our common stock on February 24, 2003 and proceeds of $18,750 from the sale of unregistered warrants to an institutional investor; and (iv) proceeds of $3 million from the issuance on December 19, 2002 of a convertible, redeemable, 5-year, interest bearing debenture to Aventis Pharmaceuticals, Inc., will enable us to maintain a range of operations into the first quarter of 2005. Our future capital requirements will depend on numerous factors, including the following:

- the progress of our research and development program, preclinical testing and clinical trials;

- collaborative arrangements or strategic alliances with other drug companies, including the further development, manufacturing, marketing and sale of certain of our products and our ability to obtain funds from such strategic alliances or from other sources;

- the timing and cost of obtaining regulatory approvals;

- the levels of resources that we devote to product development, manufacturing and marketing capabilities;

- the cost of establishing, maintaining and enforcing intellectual property rights; and

- competing technological and market developments.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 80 S.W. Eighth Street, Miami, Florida 33130, and our telephone number is (305) 374-7338. Our web page, describing the company, our technology, products, strategic alliances and news releases can be visited at: www.aphton.com. The web site is not a part of this prospectus.



--------------------------------------------------------------------------------

Risk factors
Investing in our common stock involves risk. In addition to the other information set forth elsewhere in this prospectus, the following factors relating to us and our common stock should be considered carefully in deciding whether to invest in our common stock.

RISKS RELATED TO OUR BUSINESS

WE EXPECT TO CONTINUE INCURRING SUBSTANTIAL OPERATING LOSSES IN THE NEXT SEVERAL YEARS.
We have experienced significant operating losses since our inception in 1981 and expect to continue incurring substantial operating losses for at least the next several years. We expect losses to increase over the next several years as we continue our clinical trials, apply for regulatory approvals, and continue our research and development efforts. Our net losses for the year ended December 31, 2002 were $40.0 million and for the nine months ended September 30, 2003 were $20.7 million. As of September 30, 2003, we had an accumulated deficit of approximately $161.3 million. Our ability to achieve profitability depends upon our ability, alone or through relationships with third parties, to develop successfully our technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products.

WE DO NOT CURRENTLY HAVE ANY PRODUCTS WHICH ARE APPROVED FOR SALE AND WE DO NOT YET GENERATE REVENUE FROM THE SALE OF OUR PRODUCTS.
To date, we have not generated any revenues from product sales. All of our potential products are in various stages of product development, and some are still in research or in early development. All of our potential products will require expensive, extensive and time consuming clinical testing, and some may require additional research and development, prior to commercial use. Accordingly, we cannot plan on deriving revenues from these products for a number of years, if at all. These potential products may not be developed successfully into immunogens that can be administered to humans or may not prove to be safe and effective in clinical trials or cost-effective to manufacture and administer. We may encounter problems in clinical trials that will cause us to delay or suspend a clinical trial. Also, our products that are currently under development may not be completed successfully or within an acceptable time period, if at all. Further, our products may not receive regulatory approval. Finally, if any of our products do receive required regulatory approval, we may not be capable of producing those products in commercial quantities or those products may not be accepted by the marketplace.

WITHOUT ADDITIONAL FINANCING WE WILL NOT HAVE ENOUGH LIQUIDITY TO FUND OUR CURRENT RESEARCH AND DEVELOPMENT PROGRAM.
Developing our technology and products requires a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. On September 30, 2003, we had approximately $25.1 million in cash and short-term investments, which we expect will enable us to maintain a range of operations into the first quarter of 2005. However, we do not anticipate having any of our products ready for commercialization prior to this time. Consequently, if we do not obtain additional financing we may be required to:

- delay, reduce the scope of or eliminate one or more of our research or development programs and some or all of our clinical trials;

- obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves;
- sell our company;
- cease operations; or

- declare bankruptcy.



--------------------------------------------------------------------------------
4

RISK FACTORS

OUR FUTURE RESEARCH AND DEVELOPMENT COSTS MAY BE SIGNIFICANTLY HIGHER THAN WE ANTICIPATE, AND WE MAY NOT BE ABLE TO FUND THESE ADDITIONAL COSTS.
It is extremely difficult to estimate the amount of research and development costs that may be required before a product is ready to be commercialized. The amount of research and development costs that we will be required to incur will depend on many other factors, including:

- the progress of our research and development programs, preclinical testing and clinical trials;

- collaborative arrangements or strategic alliances with other drug companies, including the further development, manufacturing, marketing and sale of certain of our products and our ability to obtain funds from such strategic alliances or from other sources;

- the timing and cost of obtaining regulatory approvals;

- the levels of resources that we devote to product development, manufacturing and marketing capabilities;

- the cost of establishing, maintaining and enforcing intellectual property rights; and

- competing technological and market developments.

IF WE ARE UNABLE TO COMMENCE OR COMPLETE, OR EXPERIENCE DELAYS IN ANY OF OUR PRESENT OR PLANNED CLINICAL TRIALS, IT WOULD DELAY OR PROHIBIT OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS AND THEREFORE OUR ABILITY TO GENERATE PRODUCT REVENUES.
Clinical trials are very costly and time-consuming. The length of time required to complete a clinical trial depends on several factors, including the criteria for determining which patients are eligible to join the clinical trial, the size of the patient population and the patients' ability to get to the clinical trial site. Our commencement and rate of completion of clinical trials also may be delayed by many other factors, including the following:

- a sufficient number of patients may not enroll in our clinical trials;

- our inability to produce sufficient quantities of the products to complete the trials;

- our inability to adequately follow or evaluate patients after treatment with our products;

- the products may have significant adverse side effects or other safety issues;

- it may take a longer time period than expected to determine whether the products are effective;

- patients may die during a clinical trial because their cancer or disease is too advanced or because they experience unrelated medical problems;

- our products fail to perform well during clinical trials; and

- government or regulatory delays.

If we are unable to commence or complete, or experience delays in, any of our present or planned clinical trials, it would delay or prohibit our ability to commercialize our products and therefore our ability to generate revenues. Our development costs will increase if we experience any delays in our clinical trials or if we need to perform more or larger clinical trials than planned.

OUR RELIANCE ON THIRD PARTIES SUCH AS CLINICAL DISTRIBUTORS, MANUFACTURERS AND CLINICAL RESEARCH ORGANIZATIONS MAY RESULT IN DELAYS IN COMPLETING, OR A FAILURE TO COMPLETE, CLINICAL TRIALS IF THEY FAIL TO PERFORM UNDER OUR AGREEMENTS WITH THEM.
As an integral component of our product development, we engage clinical distributors, manufacturers and clinical research organizations, or CROs, to manufacture and distribute the product candidates, to conduct and manage clinical studies and to assist us in guiding products through the U.S. Food and Drug Administration, or FDA, review and approval process. Because we presently engage and intend to continue to engage clinical distributors, manufacturers and CROS to help us obtain market approval for our products, many key aspects of this process have been and will be out of our direct control. If the clinical distributors, manufacturers and CROs fail to manufacture and distribute the


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product candidates and to perform clinical trials in a satisfactory manner, or fail to perform their obligations under our agreements with them, we may face delays in completing our clinical trials, as well as commercialization of our products. In addition, the loss of any of our current contracts or delay in obtaining new contracts with such entities may also delay the completion of our clinical trials and the market approval of our products.

IF WE CANNOT OPERATE AS A GOING CONCERN, WE MAY BE FORCED TO SIGNIFICANTLY REDUCE OR CEASE OUR CURRENT OPERATIONS WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE AND A LOSS OF YOUR ENTIRE INVESTMENT.
We have incurred recurring operating losses since inception. Our independent auditors added a paragraph to their opinion on the consolidated financial statements for the year ending December 31, 2002 with respect to our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the financings completed subsequent to December 31, 2002.

We are presently seeking additional funds to operate through 2005 and beyond. In the event we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures, effect further reductions in our corporate infrastructure, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs, any of which could have a material adverse effect on our ability to continue our current level of operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to develop new technologies, the need for additional funding may be accelerated and there can be no assurance that such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital through additional financing to fund our current operations, we may not be able to continue as a going concern. If we are unable to continue as a going concern, we may be forced to significantly reduce or cease our current operations. This could significantly reduce the value of our securities, which could result in our delisting from Nasdaq and cause investment losses for our stockholders.

OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE CANNOT OBTAIN THE NEEDED QUANTITIES OF OUR RAW MATERIALS FOR OUR PRODUCTS.
Diphtheria Toxoid (DT) is a key material used in the development and manufacture of several of our therapeutic vaccines. We do not currently manufacture DT and large quantities of DT suitable for human use are not readily obtainable in the open market. We currently have a supply agreement with Aventis Pasteur, one of the few manufacturers of DT in the world, for this material. If the supply of DT from Aventis Pasteur is disrupted for any reason, including a breach under the supply agreement, we may be unable to obtain sufficient quantities of DT on a timely and cost-effective basis, if at all. This could result in increased costs, delayed development or ultimately unsuccessful clinical trials which could materially and adversely affect our ability to commercialize our products.

OUR DEPENDENCE ON STRATEGIC ALLIANCES WITH AVENTIS PASTEUR AND GLAXOSMITHKLINE AND OUR FAILURE TO ENTER INTO FUTURE STRATEGIC ALLIANCES COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FUTURE PROSPECTS.
Under the terms of our strategic alliance with Aventis, Aventis is responsible for and will fund the promotion, advertisement, marketing, distribution and sales of our anti-gastrin product in North America and Europe. Under the terms of our strategic alliance with GlaxoSmithKline, GlaxoSmithKline is responsible for phase III clinical trials, regulatory approvals, world-wide marketing and distribution of our anti-GnRH product. As a result of our strategic alliances, we will not completely control the nature, timing or cost of bringing these products to market. Aventis and GlaxoSmithKline could choose not to devote resources to these arrangements or, under certain circumstances, may terminate these arrangements early. Aventis and GlaxoSmithKline, outside of their arrangements with us, may develop technologies or products that are competitive with those that we are developing. From time to time, we may also become involved in disputes with Aventis and GlaxoSmithKline. Under the terms of our strategic alliance with GlaxoSmithKline, either party may terminate the strategic alliance upon mutual agreement, upon material breaches by the other party that remain uncured after 60 days' written notice, or upon certain bankruptcy events by either party. Additionally, GlaxoSmithKline may


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terminate the strategic alliance effective as of September 30, 2004 if, prior to that date, the agreement has not been extended. As a result of these factors, our strategic alliances may not yield revenues. In addition, we may be unable to enter into new strategic alliances or enter into new strategic alliances on favorable terms.

OUR PRODUCTS UNDER DEVELOPMENT ARE BASED ON AN APPROACH TO DISEASE THERAPY AND PREVENTION, WHICH HAS NOT YET BEEN APPROVED AND MAY PROVE TO BE UNSUCCESSFUL. Our products under development are based on an approach to disease therapy and prevention which has not yet been approved. Our approach may ultimately prove to be unsuccessful since:

- we may not successfully complete our product development efforts;

- our products may not prove to be safe and effective;

- we may not receive approval from the FDA, or any other applicable regulatory agencies; or

- medical centers, hospitals, physicians or patients may not accept our products as readily as current drug therapies or other forms of treatment.

Undesirable and unintended side effects or unfavorable publicity concerning any of our products or other products incorporating a similar approach could limit or curtail commercial use of our products and could have an adverse effect on our ability to obtain regulatory approvals and to achieve physician and patient acceptance.

OUR DEPENDENCE ON OTHERS FOR MANUFACTURING AND MARKETING MAY ADVERSELY AFFECT THE MANUFACTURE, MARKETING AND SALE OF OUR PRODUCTS.
We have no manufacturing facilities for commercial production of our products under development and have no experience in marketing, sales or distribution. We intend to continue establishing arrangements with and relying on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product we develop. Although we believe that parties to any future arrangements will have an economic incentive to perform their contractual responsibilities successfully, the amount and timing of resources to be allocated to these activities will not be within our control. These parties may not perform their obligations as expected, we may not derive any revenues from such arrangements and our reliance on others for manufacturing products may result in unforeseen problems with product supply. Should we encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute any product we develop, market introduction and subsequent sales of such product would be adversely affected. Moreover, contract manufacturers that we may use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of our potential products would be adversely affected. Additionally, these manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture, marketing, sales or distribution of our products.

WE MAY NOT HAVE SUFFICIENT LIQUIDITY TO MAKE PERIODIC INTEREST PAYMENTS UNDER OUR OUTSTANDING NOTES AND DEBENTURE.
We have material amounts of indebtedness outstanding as a result of the $20 million senior convertible notes issued to certain institutional investors and the $3 million convertible debenture issued to Aventis Pharmaceuticals, Inc. We are required to make quarterly interest payments on the $20 million senior convertible notes in cash or stock, at our option, and annual interest payments on the $3 million convertible debenture in cash.

We are not currently in default under the terms of our outstanding senior convertible notes and debenture and we believe we will have the resources to make all required interest payments. If, however, we at any time default on any of our payment obligations or other obligations under the terms of our outstanding senior convertible notes and debenture, the applicable holders will have all rights available to them under the terms of our outstanding senior convertible notes and debenture, as


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applicable, including the forced redemption of the entire principal of the instrument plus accrued interest for cash, and, in the case of the senior convertible notes, 110% of the principal amount plus accrued interest. The senior convertible notes also have certain qualified cross-default provisions, particularly for acceleration of indebtedness under the notes. Under such circumstances, our cash position and liquidity would be severally impacted, and it is possible we would not be able to pay our debts as they come due.

OUR EXISTING DEBT OBLIGATIONS IMPOSE OPERATING RESTRICTIONS ON US, WHICH MAY PREVENT US FROM TAKING CERTAIN CORPORATE ACTIONS.
The terms of the agreements governing our senior convertible notes and the Aventis debenture impose operating restrictions on us. These restrictions limit, among other things, our ability to:

- incur or guarantee additional indebtedness, on or before March 31, 2006;

- sell assets;

- redeem, pay cash dividends or make other distributions on our common stock;
  and

- create liens.

Under the terms of both our senior convertible notes and the Aventis debenture, in the event of a change of control of us or a sale of all or substantially all of our assets, the surviving entity would be obligated to assume our outstanding debt obligations. In the event of a change of control, the holders of our outstanding senior convertible notes and debenture would have the right to require us to redeem the entire principal of the debt securities plus accrued interest for cash, and, in the case of the senior convertible notes, 110% of the principal amount plus accrued interest. Additionally, we may be required to redeem the Aventis debenture, in cash or common stock at Aventis' option, if we sell, license, pledge or transfer certain of our projects or products to an entity other than Aventis or its affiliates.

In addition, for a period of 18 months from June 12, 2003, the date we closed on the second tranche of the $20 million financing, we are, subject to certain limited exceptions, restricted from issuing, selling or exchanging our equity or debt securities, unless in each case we shall have first offered to sell such securities on the same terms to the holders of our senior convertible notes. We are also required to maintain the effectiveness of the registration statement relating to the resale of our common stock issuable upon conversion of these securities for certain specified periods.

We cannot assure you that these covenants will not adversely affect our ability to:

- finance our future operations or capital needs;

- pursue available business opportunities;

- enter into transactions with potential acquirers;

- limit our ability to plan for or react to market conditions;

- meet capital needs; and

- restrict our activities or business plans.

A breach of any of these covenants could result in a default in respect of our outstanding senior convertible notes and/or debenture. If a default occurs, the holders could elect to declare all amounts, together with accrued interest, to be immediately due and payable in cash, and, in the case of the senior convertible notes, at a price equal to 110% of the amount due.

WE ARE DEPENDENT ON OUR SENIOR MANAGEMENT AND SCIENTIFIC STAFF, AND THE LOSS OF THIS PERSONNEL OR THE FAILURE TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.
We depend upon the services of our senior management and scientific staff. We have not insured against the loss, due to death or disability, of any key personnel. The quality and reputation of our scientists and other technical personnel, and their success in performing their responsibilities, are a



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RISK FACTORS

basis on which we attract potential funding sources and strategic partners. The loss of the services of any key personnel or the failure to recruit necessary additional or replacement personnel could have an adverse affect on our ability to achieve our business objectives. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, including from other companies, universities, government entities and public and private research institutions, and there can be no assurance that we will be able to attract and retain the qualified personnel necessary for the development of our business.

RISKS RELATED TO OUR INDUSTRY

IF WE ARE DELAYED OR FAIL TO OBTAIN THE NECESSARY REGULATORY APPROVALS, OUR ABILITY TO GENERATE PRODUCT REVENUE WILL BE ADVERSELY AFFECTED.
The clinical trials, manufacturing and marketing of our products undergo rigorous testing and approval processes and are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including the FDA in the United States and the Medicines Control Agency, or MCA, in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of our products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, we may encounter delays or disapprovals based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

To obtain regulatory approvals, we must, among other requirements, complete carefully controlled and well-designed clinical trials demonstrating that a particular product is safe and effective for the applicable cancer or disease. Several biopharmaceutical companies have failed to obtain regulatory approvals because the applicable regulatory agencies were not satisfied with the structure of the clinical trials or the ability to interpret the data from the trials. We may encounter similar problems. The timing and success of a clinical trial is dependent on many factors, including enrolling sufficient patients in a timely manner, demonstrating the efficacy of a product in a scientifically significant manner and avoiding adverse patient reactions. The timing and success of our clinical trials in particular are also dependent on the FDA and other regulatory agencies accepting each trial's protocol, statistical analysis plan, product characterization tests and clinical data. If the FDA and other regulatory agencies are not satisfied with such matters and/or our current clinical trials yield inconclusive or negative results, we may be required to modify or to expand the scope of our clinical trial studies or conduct additional clinical trial studies to support a filing. In that event, the costs of developing our products would increase and the launch of our products would be delayed. In addition, we, the FDA or another applicable regulatory agency might delay or halt our clinical trials, for various reasons.

Approval for any products we develop may not be granted by applicable regulatory agencies on a timely basis, if at all, or if granted the approval may not cover all the clinical indications for which we are seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, necessary approvals would adversely affect our ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA and other applicable regulatory agency review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA or another applicable regulatory agency requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.


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OUR COMPETITORS MAY DEVELOP AND MARKET PRODUCTS THAT ARE SAFER, MORE EFFECTIVE,
OR REACH THE MARKET SOONER THAN OUR PRODUCTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIAL SUCCESS OF ANY OF OUR PRODUCTS.
The treatment of diseases such as those to which our products are directed is subject to rapid, unpredictable and significant change. Our products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or evolving products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than we do and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products.

Our competitors may:

- develop safer or more effective therapeutic products;

- discover technologies that may result in medical breakthroughs which render our products obsolete even before they generate any revenue;

- commercialize their products sooner than us;

- implement more effective approaches to marketing and sales; or

- establish superior proprietary positions.

OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WILL BE CRITICALLY IMPORTANT TO THE SUCCESS OF OUR BUSINESS, AND WE MAY NOT BE ABLE TO PROTECT THESE RIGHTS IN THE UNITED STATES OR ABROAD.
The success of our business will depend in large part on our ability to:

- obtain patents, both in the United States and in other countries;

- maintain our unpatented trade secrets;

- operate without infringing on the proprietary rights of others; and

- prevent others from infringing our proprietary rights.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary rights by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth, validity and enforceability of claims allowed in patents we have obtained cannot be predicted.

As of December 22, 2003 we held 15 issued patents in the U.S. and 16 issued patents in foreign countries, and have pending patent applications and patent applications in preparation. Our pending applications or patent applications in preparation may or may not be issued as patents in the future. Additionally, our existing patents, patents pending and patents that we may subsequently obtain will not necessarily preclude competitors from developing products that compete with products we have developed and thus would substantially lessen the value of our proprietary rights. We intend to file additional patent applications, when appropriate, relating to our technologies, improvements to our technologies and specific products we may develop. If any of our patents are challenged, invalidated, circumvented or held to be unenforceable, we could lose the protection of rights we believe to be valuable, and our business could be materially and adversely affected. Lastly, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

We also rely on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. We protect our proprietary technology and processes, in part,


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RISK FACTORS

by confidentiality agreements with our employees, consultants and certain contractors. These agreements may not ultimately provide us with adequate protection in the event of unauthorized use or disclosure of confidential or proprietary information, and, in addition, the parties may breach such agreements. Our trade secrets may otherwise become known to, or be independently developed by, our competitors.

IF OTHER COMPANIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION AND DELAYS IN PRODUCT INTRODUCTION.
Our commercial success also will depend, in part, on our not infringing patents issued to others. Our processes and potential products may conflict with patents, which have been or may be granted to competitors, academic institutions or others. As the pharmaceutical and biotechnology industries grow and more patents are issued, we are subject to an increased risk that our products may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. We could incur substantial costs, including diversion of management time, in defending ourselves in litigation. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology which may not be available to us on acceptable terms, if at all.

PRODUCT LIABILITY CLAIMS OR INADEQUATE PRODUCT LIABILITY INSURANCE COVERAGE MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND FUTURE PROSPECTS.
We face an inherent risk of product liability exposure related to testing our therapeutic products in human clinical trials and will face even greater risks when we sell our products commercially. An individual may bring a product liability claim against us if one of our products causes, or appears to have caused, an injury. Product liability claims may result in:

- substantial monetary awards to plaintiffs;

- costs of related litigation;

- withdrawal of clinical trial volunteers;

- injury to our reputation; and

- decreased demand for our products if our products are commercially available.

We currently maintain product liability coverage against risks associated with testing our potential products in clinical trials. Insurance coverage for product liability, however, is becoming increasingly expensive and difficult to obtain. Insurance coverage may not be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.

OUR PROFITABILITY WILL DEPEND SIGNIFICANTLY ON THE LEVEL OF THIRD PARTY REIMBURSEMENT FOR OUR PRODUCTS.
Our profitability will depend significantly on the availability and extent of reimbursement from third-party health care payors, such as government, private health insurers and other organizations that provide reimbursement for the cost of therapeutic drugs or products. Many patients will not be capable of paying for our products by themselves. Third-party payors are increasingly focused on containing health care costs and as a result are challenging the pricing of medical products and services. Additionally, many third party payors limit reimbursement for newly approved health care products. Any product that we succeed in bringing to market may not be eligible for reimbursement at a level which is sufficient to enable us to achieve market acceptance of our products or to maintain appropriate pricing. Without such reimbursement, the market for our products may be limited. Significant reductions in insurance coverage also may have an adverse effect on our future operations.


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In the future, it is possible that the U.S. government may institute price controls and further limits on Medicare and Medicaid spending. Medical reimbursement systems vary widely among foreign countries, with some foreign countries requiring application for, and approval of, government or third-party reimbursement. In addition, some medical centers in foreign countries have fixed budgets, regardless of levels of patient care. Uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in quantities, or at prices that will enable us to achieve profitability.

OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS THAT COULD EXPOSE US TO ENVIRONMENTAL LIABILITY.
Our research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.
The market price of our common stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements regarding:

- the progress and results of clinical trials,

- technological innovations or new commercial products,

- strategic partnerships and arrangements or the termination thereof,

- public concern as to the safety of drugs and reliability of our testing processes,

- developments regarding patents or proprietary rights,

- litigation and governmental inquiries,

- government regulation,

- fluctuations in financial performance from period to period,

- new financings, and

- general market conditions

may have a significant impact on the market price of our common stock. In addition, price and volume trading volatility in the U.S. stock market can have a substantial effect on the market prices of the securities of many biotechnology companies, frequently for reasons other than the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock and could contribute to your losing all or part of your investment.

Additionally, sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. To the extent the holders of our convertible securities, warrants and options convert or exercise such securities and then sell the shares of our common stock they receive upon conversion or exercise, our stock price may decrease due to the additional amount of shares


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RISK FACTORS

available in the market. The subsequent sales of these shares could encourage short sales by our stockholders and others which could place further downward pressure on our stock price. We may also issue additional capital stock, convertible securities and warrants to raise capital in the future, issue additional common stock to pay any accrued interest on the senior convertible notes and issue stock options to attract and retain key personnel.

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR FRUSTRATE ANY ATTEMPTS TO REPLACE OUR CURRENT BOARD OF DIRECTORS BY STOCKHOLDERS.
Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us without consent of our board of directors. Our certificate of incorporation and bylaws provide for a staggered board and removal of directors only for cause. Accordingly, stockholders may elect only a minority of our board at any annual meeting, which may have the effect of delaying or preventing changes in the board of directors. In addition, our certificate of incorporation currently permits our board of directors to issue up to 4,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. Our issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and thereby effect a change in the composition of our board of directors. Our certificate of incorporation also provides that our stockholders may not take action by written consent. Our certificate of incorporation and bylaws permit only our Chairman or a majority of our board of directors to call a special stockholder meeting. These provisions may have the effect of preventing or hindering any attempts by our stockholders to replace our current board of directors. In addition, Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Also, under applicable Delaware law, our board of directors may adopt anti-takeover measures in the future.

THE CONVERSION OF OUR CONVERTIBLE SECURITIES, THE EXERCISE OF OUTSTANDING WARRANTS, OPTIONS AND OTHER RIGHTS TO OBTAIN ADDITIONAL SHARES COULD DILUTE THE VALUE OF THE SHARES.
As of December 22, 2003, our senior convertible notes are convertible into 8,000,000 shares of our common stock and our Aventis debenture is convertible into 447,761 shares of our common stock (based on the average closing price of our common stock for the five trading days prior to, but not including, December 22, 2003). We also have outstanding options and warrants which are exercisable for approximately 5,799,940 shares of our common stock, with an average exercise price of $8.70.

The conversion of our senior convertible notes and our debenture and the exercise of our outstanding warrants and options could result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby. In addition, the conversion price of our senior convertible notes and the exercise price of the warrants issued in connection with the senior convertible notes may be lowered under the price adjustment provisions in the event of a "dilutive issuance," that is, if we issue common stock at any time prior to March 31, 2006 at a per share price below such conversion or exercise price, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock. A reduction in the conversion or exercise price may result in the issuance of a significant number of additional shares upon the conversion of the senior convertible notes or the exercise of the warrants.

Neither our senior convertible notes nor the warrants issued in connection with the senior convertible notes establish a "floor" that would limit reductions in such conversion price or exercise price, except for the 80% floor applicable to any dilutive issuance that occurs between March 31, 2004 and prior to March 31, 2006. This 80% floor limits any reduction in such conversion price or exercise price to a price equal to 80% of the applicable conversion price or exercise price. By corollary, there is no "ceiling" on the number of shares issuable upon conversion of the senior convertible notes or exercise of the warrants. The downward adjustment of the conversion price of our senior convertible notes or in the exercise price of these warrants could result in further dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.


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Forward-looking statements

This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Discussions containing "forward-looking statements" may be found in the material set forth in the section entitled, "The Company" as well as in the prospectus generally.

These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus contains forward-looking statements regarding:

- expectations as to the adequacy of existing capital resources to support our operations through the first quarter of 2005;

- expectations as to the receipt and timing of regulatory clearance and approvals, including our ability to commence and complete clinical trials in a timely manner;

- expectations as to the development of our products;

- expectations as to our research and development costs;

- statements as to anticipated reimbursement from third-party healthcare payers for our products; and

- expectations as to our ability to continue as a going concern.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

- our ability to obtain additional financing or reduce our costs and expenses;

- our ability to develop, obtain regulatory approval for produce in commercial quantities and gain commercial acceptance for our products;

- our ability to maintain our arrangements and collaborations with third parties for the supply of key materials and assistance in the manufacture, market, sale and distribution of any product we develop;

- our ability to enforce our patents and proprietary rights;

- our level of debt obligations and the impact of restrictions imposed on us by the terms of this debt;

- our ability to attract and retain highly qualified scientists and other technical personnel; and

- changes in healthcare reform.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of common stock offered by this prospectus will be used for research and development of certain of our proposed products and programs and for other general corporate purposes.


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Plan of distribution

We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

- the name or names of any underwriters, dealers or agents;

- the purchase price and the proceeds we will receive from the sale;

- any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation; and

- the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933.


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

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Legal matters

Certain legal matters relating to the offering will be passed upon for us by Akerman Senterfitt.

Experts

The financial statements of Aphton Corporation appearing in Aphton Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports and other information with the Commission. You may read and copy these reports and other information at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, you may read our Commission filings over the Internet at the Commission's website at http://www.sec.gov.



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Incorporation of documents by reference

The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the Commission, other than information furnished pursuant to Item 9 or Item 12 of Form 8-K, each of which should be considered an important part of this prospectus:

COMMISSION FILING (FILE NO. 000-19122)                       PERIOD COVERED OR DATE OF FILING
------------------------------------------------------------------------------------------------------
Annual Report on Form 10-K........................  Year ended December 31, 2002
Quarterly Reports on Form 10-Q....................  Quarters ended March 31, 2003, June 30, 2003 and
                                                    September 30, 2003
Current Reports on Form 8-K.......................  February 7, 2003, February 21, 2003,
                                                    February 25, 2003, February 25, 2003,
                                                    March 6, 2003, April 1, 2003, April 1, 2003,
                                                    May 2, 2003, May 21, 2003, June 5, 2003,
                                                    June 13, 2003, July 1, 2003, July 8, 2003,
                                                    July 17, 2003, July 18, 2003, September 25, 2003
                                                    and October 31, 2003
Description of our common stock contained in
Registration Statement on Form 8-A and any
amendment or report filed for the purpose of
updating such description.........................  January 30, 1998
All subsequent documents filed by us under
Sections 13(a), 13(c), 14 or 15(d) of the Exchange
Act of 1934 until the offering of the common stock
offered by this prospectus is completed...........  After the date of this prospectus

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

                               Aphton Corporation
                             80 S.W. Eighth Street
                              Miami, Florida 33130
                              Tel: (305) 374-7338

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.



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                           (APHTON CORPORATION LOGO)